      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 14, 1999
                                                           REGISTRATION NO. 333-




SECURITIES AND EXCHANGE COMMISSION




WASHINGTON, D.C. 20549




                                    FORM SB-2

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933




                              AIM SMART CORPORATION

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                    COLORADO          [7319]       84-1090791
  (STATE OR OTHER JURISDICTION OF (PRIMARY STANDARD INDUSTRIAL (I.R.S. EMPLOYER INCORPORATION OR ORGANIZATION) CLASSIFICATION CODE NUMBER) IDENTIFICATION NO.)



                                11280 Hegel Road
                               Goodrich, MI 48438
                                  810.636.3600
                               810.636.7050 (FAX)

                                 Garry Eberhardt
                                11280 Hegel Road
                               Goodrich, MI 48438
                                  810.636.5912
                               810.636.7050 (FAX)
(ADDRESS AND TELEPHONE NUMBER OF
                          PRINCIPAL EXECUTIVE OFFICES)

(NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE OF PRINCIPAL EXECUTIVE OFFICES)



                                   COPIES TO:

V. Joseph Stubbs, Esq.
                              Howard J. Kern, Esq.
                              Troop Steuber Pasich
                              Reddick & Tobey, LLP.
                       2029 Century Park East, 24th Floor
                              Los Angeles, CA 90067
                                  310.728.3000
                               310.728.2200 (FAX)


Baylee Reid, Esq.
                           Law Offices of Baylee Reid
                        401 South Old Woodward, Suite 450
                              Birmingham, MI 48009
                                  248.594.5950
                               248.642.2289 (FAX)




                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
              As soon as possible after the effective date of this
                             Registration Statement.

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number under the earlier effective registration statement for the same offering.



          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.



          If delivery of the propectus is expected to be made pursuant to Rule 434, please check the following box.



                         CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
                                                           Proposed maximum
  Title of each class of                                  offering price per          Proposed maximum           Amount of
securities to be registered    Amount to be registered          unit(1)           aggregate offering price  registration fee(2)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock                           5,610,098               $1.7825                  $10,000,000               $2,780.00
---------------------------------------------------------------------------------------------------------------------------------

(1) The offering price is based upon the average of the bid and ask prices of the Common Stock on June 11, 1999.
(2) The registration fee is calculated in accordance with Rule 457(c) of the Securities Act of 1933.

          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registation statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the SEC is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


PROSPECTUS, SUBJECT TO COMPLETION

                                5,610,098 Shares

                              AIM SMART CORPORATION
                                  Common Stock

     This is an initial public offering of shares of Common Stock of AIM Smart Corporation. We are offering the Common Stock directly to the public.

     Our Common Stock has been traded over-the-counter since September 1997 under the symbol "AIMS." On June 11, 1999, the closing bid and ask prices for the Common Stock was $1.6875 and $1.875, respectively.

     INVESTING IN THE COMMON STOCK IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 8.

                                                  Per Share        Total
                                                  ---------        -----
Public Offering Price                             $1.7825          $10,000,000

     NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                  The date of this Prospectus is June 14, 1999.

                              TABLE OF CONTENTS

WHERE CAN YOU GET MORE INFORMATION............................................4

FORWARD-LOOKING STATEMENTS....................................................4

PROSPECTUS SUMMARY............................................................5

THIS OFFERING.................................................................6

SELECTED CONSOLIDATED FINANCIAL DATA..........................................7

RISK FACTORS..................................................................9

USE OF PROCEEDS..............................................................20

MARKET INFORMATION AND DIVIDEND POLICY.......................................20

CAPITALIZATION...............................................................21

DILUTION.....................................................................22

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS........................................................23

BUSINESS DESCRIPTION.........................................................29

INDUSTRY BACKGROUND..........................................................29

THE COMPANY..................................................................33

MANAGEMENT...................................................................43

EXECUTIVE COMPENSATION.......................................................44

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...............................46

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...............49

PLAN OF DISTRIBUTION.........................................................50

DESCRIPTION OF SECURITIES....................................................53

DIVIDEND POLICY..............................................................53

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES...................................................54

LEGAL MATTERS................................................................55

EXPERTS......................................................................55

AIM SMART CORPORATION AND SUBSIDIARY CONSOLIDATED FINANCIAL STATEMENTS...F1-F23

                       WHERE CAN YOU GET MORE INFORMATION

     At your request, we will provide you, without charge, a copy of any exhibits to our registration statement incorporated by reference in this prospectus. If you want more information, write or call us at:

                           AIM Smart Corporation
                           11280 Hegel Road
                           Goodrich, Michigan 48438
                           Telephone: (810) 636-7014
                           Fax: (810) 636-7050

     Our fiscal year ends on July 31. We intend to furnish our shareholders with annual reports containing audited financial statements and other appropriate reports. In addition, we intend to become a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference room in Washington D.C. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. You can also request copies of these documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Our SEC filings are also available to the public on the SEC Internet site at http://www.sec.gov.

                           FORWARD-LOOKING STATEMENTS

     Some of the statements in this Prospectus discuss future expectations, contain projections of results of operations or financial condition or state other "forward-looking" information. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. We based the forward-looking information on various factors and using numerous assumptions.

         Important factors that may cause actual results to differ from those contemplated by forward-looking statements include, for example:

- the success or failure of our efforts to implement our business strategy;
- the effect of changing economic conditions;
- changes in government regulations, tax rates and similar matters;
- our ability to attract and retain quality employees; and
- other risks which may be described in our future filings with the SEC.

We do not promise to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements.

                               PROSPECTUS SUMMARY

         This summary highlights information contained elsewhere in this Prospectus. This summary is not complete and may not contain all the information that you should consider before investing in the Common Stock. You should read this entire Prospectus carefully, including the section entitled "Risk Factors."

AIM SMART

         We are an interactive Internet-based communication services company providing:

         -  Advertising messages from advertisers to shoppers;
         -  Product and customer service information from retailers to shoppers;
         -  Orders from shoppers to retailers;
         - Consumer preference information to advertising and marketing companies;
         - Interactive Internet-based communication between households and the Internet; and
         -  Long-distance phone service.

         Local, regional and national advertisers pay to advertise on the SmartAIM communications network. The network consists of a telecommunication network between the consumers' homes or offices and our hubs. The communication hubs connect to customer service access stations located in regional malls throughout the United States and to the Internet.

         The consumers of these network services have the option to receive these services, including access to the Internet, free of charge in return for the advertising space on their computer's desktop or to receive these services at a very competitive monthly rate.

         We acquire our consumers, among other ways, through affiliation with the exclusive frequent shopper programs present in regional malls and through affiliation with other affinity groups located around the regional malls.

         Upon joining the network, users provide consumer preference information. As the consumers use the system, the network collects the information. With the permission of the consumer, we use this information to provide interactive micro-marketing solutions for our advertising clients. No information is provided on consumers that object to disclosure of this personal information.

         We generate revenue through four sources:

         1) interactive, micro targetable cyber-advertising and e-commerce delivered over the SmartAIM Shopper Network-TM-;
         2) in-mall advertising via video and interactive touch-screen displays at free-standing pavilions;
         3) the sale of market research on consumer preference, demographics and purchase information; and
         4) agreements with retailers to provide their products and services to our members in exchange for a monthly customer access fee and sales commission that we partially turn into e-rewards points (e-points) redeemable by our E-Rewards members for products and services from our e-commerce system.

     We have already signed four-to-five year agreements with The Rouse Company, Melvin Simon Management (management company for Simon DeBartolo Inc.) and The WellsParkGroup who in the aggregate own approximately 350 malls, for roll-out of the SmartAIM Solution.
In addition, through our offering of Internet access, we are signing up new consumers daily.



                                  THIS OFFERING

Common Stock Offered .........................................           5,610,098 Shares

Common Stock to be Outstanding after the Offering                        40,332,096 Shares


Use of Proceeds...............................................           We will use the proceeds from this offering
                                                                         for working  capital and general corporate
                                                                         purposes.

Risk Factors                                                             See "Risk Factors" and other
                                                                         information included in this
                                                                         Prospectus for a discussion of
                                                                         factors you should carefully
                                                                         consider before deciding to invest in
                                                                         our Common Stock.

Dividend Policy ..............................................           We currently intend to retain all future
                                                                         earnings to fund the development and growth
                                                                         of our business. Therefore, we do not
                                                                         currently anticipate  paying  cash
                                                                         dividends. SEE "DIVIDEND POLICY."

Trading Symbol ...............................................           "AIMS"

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The following table sets forth selected consolidated historical and pro forma financial and operating data for the Company for the periods indicated. The Company began operation during 1996. This data for the year ended July 31, 1998 is derived from our consolidated financial statements and the notes included in this Prospectus. You should read the following data in conjunction with our financial statements and with the section of this Prospectus entitled "MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION."

                                SIX MONTHS ENDED     SIX MONTHS ENDED      FISCAL YEAR ENDED      FISCAL YEAR     FISCAL YEAR ENDED
                                JANUARY 31, 1998     JANUARY 31, 1999        JULY 31, 1996           ENDED          JULY 31, 1998
                                ------------------------------------------------------------      -----------     -----------------
STATEMENTS OF OPERATIONS
DATA:

Net sales...............                  $4,738           $2,765,594                 $1,170         $224,516           $2,107,991

Cost of goods sold......                 145,029            6,350,071                 11,784          274,437            2,694,735
                                    -------------        ------------            ------------     ------------        -------------

Gross profit............                (140,291)         (3,584,477)                (10,614)         (49,921)            (586,744)

Selling, general and
administrative expenses.               1,434,846            4,002,497              1,283,292        2,215,710            4,461,397
                                    -------------        ------------            ------------     ------------        -------------

Loss from operations....              (1,575,137)          (7,586,974)            (1,293,906)      (2,265,631)          (5,048,141)

Other Income (Expense)                         -              (18,031)                     -                -                    -

Interest expense........                 (21,750)             (16,192)                (3,269)         (34,747)             (40,746)

Interest income.........                   4,729                4,613                      -                -                9,076
                                    -------------        ------------            ------------     ------------        -------------
Net loss................             $(1,592,158)          (7,616,584)           $(1,297,175)     $(2,300,378)         $(5,079,811)
                                    -------------        ------------            ------------     ------------        -------------
                                    -------------        ------------            ------------     ------------        -------------
Net loss per share......                   $(.06)               $(.26)                 $(.09)           $(.14)               $(.19)
                                    -------------        ------------            ------------     ------------        -------------
                                    -------------        ------------            ------------     ------------        -------------
Weighted average shares
outstanding.............              26,233,000           29,500,000             13,123,000       16,439,000           26,747,000
                                    -------------        ------------            ------------     ------------        -------------
                                    -------------        ------------            ------------     ------------        -------------

                                                 JANUARY 31, 1999      JULY 31, 1997      JULY 31, 1998
                                                 ----------------      -------------      -------------
BALANCE SHEET DATA:

Working capital (deficit)                             $(3,301,813)           $25,690         $(537,299)
                                                 ----------------      -------------      -------------
Property and Equipment                                 $1,190,965           $203,210         $1,461,279
                                                 ----------------      -------------      -------------
Software License Costs, net                            $1,194,445                 $0         $1,527,778
                                                 ----------------      -------------      -------------
Software Development Costs, net                        $4,186,804         $4,990,250         $5,191,639
                                                 ----------------      -------------      -------------
Total assets                                           $6,685,189         $5,681,802         $9,597,669
                                                 ----------------      -------------      -------------
Total liabilities                                      $5,689,418         $3,097,992         $3,699,313
                                                 ----------------      -------------      -------------
Total Stockholders' Equity                               $995,771         $2,583,810         $5,898,356
                                                 ----------------      -------------      -------------

                                  RISK FACTORS

     YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING WHETHER TO INVEST IN SHARES OF OUR COMMON STOCK. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

     IF ANY OF THE FOLLOWING RISKS OCCUR, OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION COULD BE MATERIALLY ADVERSELY AFFECTED. IN SUCH CASES, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU MAY LOSE PART OR ALL OF YOUR INVESTMENT.

     THIS PROSPECTUS ALSO CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THESE STATEMENTS REFER TO OUR FUTURE PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. THESE STATEMENTS CAN BE IDENTIFIED BY THE USE OF WORDS SUCH AS "EXPECTS," "ANTICIPATES," "INTENDS," "PLANS" AND SIMILAR EXPRESSIONS. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CONTRIBUTE TO THESE DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED BELOW AND ELSEWHERE IN THIS PROSPECTUS.

WE ARE AN EARLY-STAGE COMPANY WITH A LIMITED OPERATING HISTORY, AND WE EXPECT TO ENCOUNTER RISKS FREQUENTLY FACED BY EARLY-STAGE COMPANIES IN NEW AND RAPIDLY EVOLVING MARKETS.

     Our main operating subsidiary, Smart AIM Corporation, was incorporated in 1996 and its prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies with extremely limited operating histories, particularly companies in the new and rapidly evolving markets for the Internet and Internet services, including the Internet advertising market.

     We cannot assure you that we will be successful in addressing such risks. Although we have experienced revenue growth in recent periods, historical growth rates may not be sustained and do not necessarily indicate future operating results. Given the level of planned operating and capital expenditures, we anticipate that we will continue to incur operating losses at least for the foreseeable future. We cannot assure you that operating losses will not increase in the future or that we will ever achieve or sustain profitability.

OUR SUCCESS IS DEPENDENT UPON A LIMITED NUMBER OF MALL OWNERS THAT ARE NOT AFFILIATED WITH US.

     We believe that there are approximately 1600 major malls in the United States in total, with 10 mall owners owning or managing a significant percentage of the malls. As of May 31, 1999, we had entered into contracts with Simon Brands Group (a subsidiary of Simon DeBartolo), The Rouse Company and The Wells Park Group. Additionally, due to the limited number of mall owners, the loss of any single agreement could have a material adverse effect on our business, results of operations and financial condition. These contracts collectively provide us with access to over 350 malls. Due to the limited number of mall owners, the loss of any single agreement could have a material adverse effect on our business, results of operations and financial condition.

     While the contracts with the mall owners typically specify a four-to-five year period of exclusivity and support, we cannot assure you that the mall owners will honor the contracts. Since the mall owners are typically substantially larger entities than we are, with greater financial resources at their disposal, we cannot assure you that we would have either the resources or time to prevail if litigation resulted from contractual disputes.

WE EXPECT FLUCTUATIONS IN OUR QUARTERLY OPERATING RESULTS, WHICH ARE ALSO SUBJECT TO SEASONAL SPENDING PATTERNS.

     Our quarterly results of operations may fluctuate significantly in the future as a result of a variety of factors, many of which are beyond our control. These factors include

     - the addition or loss of advertisers or mall owners who utilize our solutions;
     -  the level of user traffic on the SmartAIM Shopper Network-TM-;
     -  the introduction of new advertising solutions by our competitors;
     - the amount and timing of capital expenditures and other costs relating to the expansion of our operations;
     -  the timing and number of new hires;
     -  the mix of solutions provided;
     -  the costs relating to acquisitions;
     -  demand for and market acceptance of SmartAIM Solution advertising;
     - seasonal trends in SmartAIM Shopper Network-TM- and/or Pavilion usage and advertising placements;
     -  advertisers' budgeting cycles;
     -  the commitment of advertising budgets to SmartAIM Solution advertising;
        and
     - changes in pricing models for SmartAIM Solution advertising; and general economic conditions.

     For the foreseeable future, our revenue will be directly contingent on the level of user traffic on the SmartAIM Shopper Network-TM- and the level of advertising activity on it in a given period. Accordingly, future revenue and results of operations are difficult to forecast. We plan to continue to significantly increase our operating expenses in order to increase sales and marketing operations, to upgrade and enhance other tools to market and to support our solutions. However, we may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall.

     Additionally, we expect to experience seasonal fluctuations in the amount of SmartAIM Shopper Network-TM- and Pavilion advertising revenue generated, as advertisers historically spend less during the first calendar quarter of each year. Further, additional seasonal patterns in SmartAIM Shopper Network-TM- and Pavilion advertising, spending and other seasonal fluctuations may emerge as the market matures. Accordingly, we believe that period-to-period comparisons of results of operations are not necessarily meaningful and that you should not rely upon them as indications of future performance. Furthermore, it is possible that in the future, our results of operations may fall below the expectations of securities analysts and investors which could adversely affect the trading price of our Common Stock.

WE ARE PIONEERS IN CYBER-BASED ADVERTISING AND OUR SUCCESS IS DEPENDENT UPON OUR ABILITY TO HELP BUILD MARKET ACCEPTANCE.

     The market for cyber-based advertising has only recently begun to develop and is rapidly changing. As is typical in the case of a new and rapidly evolving industry, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty. Since we expect to derive the majority of revenue in the foreseeable future from SmartAIM Shopper Network-TM- and interactive Pavilion advertising solutions, our future success depends highly on the increased use of the SmartAIM Shopper Network-TM- and Pavilions as advertising media. The SmartAIM Shopper Network-TM- and in-mall Pavilions as advertising media have not been available for a sufficient period of time to gauge their effectiveness as compared with traditional advertising media.

     In-mall, billboard advertising is an industry-wide, accepted means of communicating with shoppers. We believe that our electronic billboards provide advertisers with access to this proven media channel. However, our other methods of advertising are not as widespread. Most of our current or potential advertising customers have limited or no experience using interactive Internet-based advertising vehicles, such as the SmartAIM Shopper Network-TM- or the in-mall video and interactive Pavilions as advertising media. They have not devoted a significant portion of their advertising expenditures to such advertising and may not find this vehicle effective for promoting their products and services as compared to advertising on traditional media. Entities that historically relied upon traditional advertising media, they must accept a new way of conducting business and exchanging information to adopt our advertising solutions. We cannot assure you that the market for our advertising solutions will sustain or continue to emerge.

THE EFFECTIVENESS OF OUR ADVERTISING IS DIRECTLY TIED TO OUR ABILITY TO RESPOND TO SOFTWARE THAT ELIMINATES ADVERTISING FROM WEB PAGES.

     The cyber-based advertising provided by SmartAIM Shopper Network-TM- is displayed by the SmartAIM Shopper Explorer and not on the Web pages displayed inside the browser window. Therefore, currently available filtering software that limits browser window advertising will not adversely affect our revenue stream.

     In the event that a user is to "minimize" the Smart Shopper Explorer and use another browser to access the Internet, our advertising will not be displayed. To avoid this problem, the Smart Shopper Explorer will disconnect the Internet connection when it is not operating as the top window. Any application that can be called as an "Active X" application can be operated within the framework of the Smart Shopper Explorer.

     However, software programs that limit or prevent the delivery of advertising to users of the SmartAIM Shopper Network-TM- could be developed at some future time. Should it become available, widespread adoption of this software by users could adversely affect the commercial viability of our advertising solutions.

ANY ACTIONS THAT INCREASE PRIVACY RIGHTS MAY NEGATIVELY IMPACT OUR BUSINESS.

     There is increasing pressure from government bodies, consumer advocates and others in our society to limit the collection and use of personal data in any type of marketing without the consent of the users. We believe we have the full consent of our system users to target and direct advertising over the SmartAIM Shopper Network-TM- to them based upon the information they have made available to us. At the same time, we cannot assure you that future legislation, regulation and/or litigation may not severely limit our ability to use this information. Should this occur, it could adversely affect our business, results of operations and financial condition.






WE ARE UNAWARE OF ANY OTHER COMPANY THAT HAS SUCCEEDED USING OUR BUSINESS MODEL.

     Our business model is to generate revenue primarily by providing SmartAIM Shopper Network-TM--based and Pavilion-based advertising solutions to advertisers, and also by providing online shopping solutions to shoppers. The profit potential of our business model, although based on that of broadcast television and radio, is unproven.

     To be successful, we must, among other things, develop and market solutions that achieve broad acceptance by advertisers, users of the SmartAIM Shopper Network-TM-, shoppers and mall owners. We cannot assure you that Pavilion-based and cyber-based advertising generally, or our particular solutions, will achieve broad acceptance.

     Our ability to generate significant revenue from advertisers will depend in part on the development of a large base of shopping malls that incorporate our solutions as well as the development of a large user base on the SmartAIM Shopper Network-TM- that generates sufficient user traffic with demographic characteristics that are attractive to the advertisers.

     Furthermore, a variety of related pricing models have developed in our marketplace, making it difficult to project future levels of advertising revenue that can be sustained by us or the cyber-based advertising industry in general. Accordingly, we cannot assure you that our business model will be successful or that it can sustain revenue growth. Market acceptance of our e-commerce activities will depend, in large part, on the adoption of cyber-based direct marketing and the continued emergence of cyber-based commerce.

OUR SUCCESS IS DEPENDENT UPON THE UNINTERRUPTED OPERATIONS OF OUR COMPUTER SYSTEMS.

     We currently assemble systems using various hardware and software technologies purchased from other companies and developed internally. Each of these technologies has a risk of failure and, therefore, there is a risk of system failure associated with the overall network. Our attempts to reduce the risk of total system failure involve the use and deployment of back-up systems. However, if the back-up systems simultaneously failed, the impact could materially adversely affect our business, results of operations and financial condition.

WE FACE INTENSE COMPETITION FROM MANY DIFFERENT BUSINESSES.

     The markets for our advertising and related products and services are intensely competitive and we expect such competition to increase.

     Within the mall itself, we are not aware of any other mall-sponsored competitor that offers a comprehensive interactive Internet-based advertising solution. On the Internet itself we compete for advertising revenue with large Web publishers and portals, such as America Online, Yahoo!, Excite and Infoseek. We also compete with a variety of Internet advertising networks, including DoubleClick and 24/7 Media.

     We encounter competition from a number of other sources, including, companies engaged in advertising sales networks, advertising agencies and other companies that facilitate cyber-based advertising. Many of our current cyber-based advertising competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or they may be able to devote greater resources to the development, promotion and sale of their products and services than we can.

     Such competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential employees, strategic partners, advertisers and mall owners. Furthermore, we cannot assure you that our competitors will not develop similar or superior cyber-based products or services that can achieve greater market acceptance than our solutions.

     We also expect that competition may increase as a result of industry consolidation. Current and potential competitors have already established, or may establish in the future, cooperative relationships among themselves or with third parties to increase the ability of their products or services to address the needs of our prospective advertising and mall owner partners. Accordingly, new competitors or alliances among existing or potential competitors may emerge and rapidly acquire significant market share. Increased competition could result in price reductions, reduced gross margins and loss of market share. We cannot assure you that we will be able to compete successfully against existing or potential competitors.

     Along with the Internet itself, we must also compete for a share of advertisers' total advertising budgets with traditional advertising media such as television, radio, cable and print.

     To the extent that the SmartAIM Shopper Network-TM- and in-mall pavilions are perceived as limited or ineffective advertising media, advertisers may be reluctant to devote a significant portion of their advertising budgets to our solutions. This could limit our growth and adversely affect our business, results of operations and financial condition.

WE HAVE EXPERIENCED STRAINS ON OUR MANAGEMENT BECAUSE OF PAST RAPID GROWTH, AND THERE ARE CONTINUED RISKS ASSOCIATED WITH OUR ABILITY TO MANAGE OUR GROWTH.

     We have experienced rapid growth in our operations. This rapid growth has placed, and is expected to continue to place, a significant strain on our managerial, operational and financial resources. We have grown from 0 employees in March 1996 to employees and consultants as of May 31, 1999. We expect the number of employees to increase in the foreseeable future.

     Furthermore, we must continue to improve our financial and management controls, reporting systems and procedures, and expand, train and manage our work force. We cannot assure you that our systems, procedures or controls will adequately support our expanding operations or that our management will achieve the rapid execution necessary to successfully offer solutions and implement our business plan. Our future results of operations will also depend on our ability to expand our sales and marketing and customer support organizations. Our failure to manage our growth effectively would have a material adverse effect on our business, results of operations and financial condition.

THE LOSS OF THE SERVICES OF OUR KEY PERSONNEL, OR OUR FAILURE TO ATTRACT AND RETAIN HIGHLY QUALIFIED PERSONNEL IN THE FUTURE, COULD SERIOUSLY HARM OUR BUSINESS.

     Our future success significantly depends upon the continued service of key technical, sales and senior management personnel, particularly Garry Eberhardt (Chairman of the Board, Executive Vice President of Operations and Chief Operating Officer).

     The loss of the services of one or more of our key personnel could adversely affect our business, results of operations and financial condition. Our future success also depends on our continuing ability to attract and retain highly qualified technical, sales and marketing, customer support, financial and accounting, and managerial personnel. Competition for such personnel in the Internet industry is intense, and we cannot assure you that we will be able to retain our key personnel or that we can attract, assimilate or retain other highly qualified personnel in the future. From time to time, we have experienced, and may experience in the future, difficulty hiring and retaining candidates with appropriate qualifications. Our failure to successfully hire and retain candidates with appropriate qualifications has not in the past, but could in the future, adversely affect our business, results of operations and financial condition.

THE GROWTH OF OUR BUSINESS IS DEPENDENT UPON THE CONTINUED GROWTH AND IMPROVEMENT OF THE INTERNET.

     While we provide our own network among the mall sites for users to access independent of the Internet, it is entirely likely that some significant part of the perceived value (among users) of the SmartAIM Shopper Network-TM- will be in its ability to provide access to Internet sites outside of the SmartAIM Shopper Network-TM-. Accordingly, our success in maintaining our user base may depend, in part, upon the maintenance of the telecommunications and Internet infrastructure (such as a reliable network backbone with the necessary speed, data capacity and security, and timely development of enabling products such as high speed modems) for providing reliable Internet access, services and improved content. To the extent that the Internet continues to experience increased numbers of users, frequency of use or increased bandwidth requirements of users, we cannot assure you that the Internet infrastructure will continue to be able to support the demands placed on it or that the performance or reliability of the Internet will not be adversely affected.

     Furthermore, the Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure. These outages and delays, including those resulting from the inability of certain computers or software to distinguish dates in the 21st century from dates in the 20th century, could adversely affect the level of traffic on the SmartAIM Shopper Network-TM-.

     If the necessary infrastructure, standards, protocols or complementary products, services or facilities are not developed, or if the Internet does not become a viable commercial medium, our business, results of operations and financial condition could be materially and adversely affected. Even if this development occurs, we cannot assure you that we will not be required to incur substantial expenditures in order to adapt solutions to changing or emerging technologies.

     Moreover, critical issues concerning the commercial use and government regulation of the Internet (including security, cost, ease of use and access, intellectual property ownership and other legal liability issues) remain unresolved and could adversely impact both the growth of the Internet and our business.

OUR BUSINESS MAY BE MATERIALLY ADVERSELY AFFECTED BY ANY NEGATIVE CHANGES IN THE OPERATIONS OF CABLE & WIRELESS, WHICH DEVELOPS AND MAINTAINS OUR NETWORK.

     We currently are solely dependent upon Cable & Wireless to provide the telecommunications network upon which the SmartAIM Shopper Network-TM- operates. If Cable & Wireless becomes unable for any reason to dependably provide our telecommunications network before we can put in place an alternative supplier, we would be unable to operate our business until such alternative supplier was located.

OUR BUSINESS MAY BE MATERIALLY ADVERSELY AFFECTED BY ANY NEGATIVE CHANGES IN THE OPERATIONS OF KLEIN TECHNOLOGIES INTERNATIONAL LLC, WHICH INSTALLS OUR PAVILIONS IN THE SHOPPING MALLS.

     We are currently dependent upon Klein Technologies International LLC of Vienna, Virginia (KTI), to install and maintain the points-of-presence (PoPs) in the malls. If KTI were to experience significant financial, personnel, operating or other business problems, it could adversely affect both our ability to roll out the SmartAIM Shopper Network-TM- and our business, results of operations and financial condition.

IF THE PROTECTION OF OUR INTELLECTUAL PROPERTY IS INADEQUATE, OUR BUSINESS MAY BE MATERIALLY ADVERSELY AFFECTED.

     We regard our intellectual property as critical to our success, and we rely upon trademark, copyright and other laws pertaining to trade secrets in the United States and other jurisdictions to protect our proprietary rights.

     We pursue the protection of our trademarks by applying to register the trademarks in the United States based upon anticipated use. We cannot assure you that any of our trademark registrations will be approved or granted and, if they are granted, that they will not be challenged or invalidated through administrative processes or litigation. Further, if our trademark registrations are not approved or granted due to the prior issuance of trademarks to third parties, we cannot assure you that we would be able to enter into arrangements with such third parties allowing us to continue to use these trademarks.

     In addition, we seek to protect our proprietary rights through the use of confidentiality agreements with employees, consultants, advisors and others. We cannot assure you that such agreements will adequately protect our proprietary rights in the event of any unauthorized use or disclosure, prevent our employees, consultants, advisors or others from violating the confidentiality of such proprietary information, or prevent our proprietary information from otherwise becoming known, or independently developed, by competitors.

     Our technology collects and utilizes data derived from user activity on the SmartAIM Shopper Network-TM-. This data is used for market research, ad targeting and predicting ad performance. Although we believe that we have the right to use such data and compile such data in our database, we cannot assure you that any trade secret, copyright or other protection will be available for such information or that others will not claim rights to such information. Legal standards relating to the validity, enforceability and scope of protection of certain proprietary rights in cyber-based industries are uncertain and evolving, and we cannot give assurance as to the future viability or value of any of our proprietary rights or those of other companies within the industry.

     We cannot assure you that the steps we have taken to protect our proprietary rights will be adequate or that third parties will not infringe or misappropriate our proprietary rights. Any such infringement or misappropriation, should it occur, could adversely affect our business, results of operations and financial condition.

     Furthermore, we cannot assure you that our business activities will not infringe upon the proprietary rights of others, or that other parties will not assert infringement claims against us. From time to time, we expect to be subject to claims in the ordinary course of business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties by our business partners and us.

     Should it occur, such claims and any resultant litigation could subject us to significant liability for damages and could result in invalidation of our proprietary rights. Even if not meritorious, these potential claims could be time-consuming and expensive to defend, and could result in the diversion of management time and attention away from our business.

IF OUR SYSTEM'S INFRASTRUCTURE DOES NOT GROW OR IMPROVE TO KEEP PACE WITH TECHNOLOGICAL ADVANCES, OUR BUSINESS MAY BE MATERIALLY ADVERSELY AFFECTED.

     The market in which we compete is characterized by rapidly changing technology, evolving industry standards, frequent new product and service announcements, introductions and enhancements, and changing customer demands. These market characteristics are heightened by the emerging nature of the Internet and cyber-based advertising. Accordingly, our future success will depend on our ability to adapt to rapidly changing technologies, our ability to adapt solutions to meet evolving industry standards, and our ability to continually improve the performance, features and reliability of our solutions in response to both changing customer demands and competitive product and service offerings. Our failure to successfully adapt to such changes in a timely manner could adversely affect our business, results of operations and financial condition.

     Furthermore, we cannot assure you that we will not experience difficulties that could delay or prevent the successful design, development, testing, introduction or marketing of solutions, or that any new solutions or enhancements to existing solutions will adequately meet the requirements of our current and prospective customers and achieve any degree of significant market acceptance. If we are unable, for technological or other reasons, to develop and introduce new solutions or enhancements to existing solutions in a timely manner or in response to changing market conditions or customer requirements, or if our solutions or enhancements contain errors or do not achieve a significant degree of market acceptance, our business, results of operations and financial condition would be adversely affected.

CHANGES IN GOVERNMENT REGULATIONS MAY CAUSE US TO CHANGE THE MANNER IN WHICH WE CONDUCT BUSINESS.

     We are subject to regulation and licensing of our business by federal, state and local regulatory agencies. Regulations promulgated by these agencies are complex and often difficult to comply with. Failure to comply with regulatory requirements could result in a variety of significant sanctions.

     Due to concerns arising in connection with the increasing popularity and use of the Internet, a number of laws and regulations may be adopted covering issues such as user privacy, pricing, characteristics, acceptable content, taxation and quality of products and services. Such legislation could dampen the growth in use of the Internet generally and decrease the acceptance of the Internet as a communications and commercial medium. In addition, the growing popularity and use of the Internet has burdened the existing telecommunications infrastructure and many areas with high Internet use have begun to experience interruptions in phone service. As a result, certain local telephone carriers have petitioned governmental bodies to both regulate Internet service providers
(ISPs) and online service providers (OSPs) in a manner similar to long distance telephone carriers and to impose access fees on ISPs and OSPs. If any of these petitions or the relief sought is granted, the costs of communicating on the Internet could increase substantially and potentially adversely affect the growth in use of the Internet.

     While our SmartAIM Shopper Network-TM- operates independently of the Internet, our customers can use it to access the Internet. Since the ability to access the Internet may be perceived as an important side-benefit of being a user of the SmartAIM Shopper Network-TM-, we cannot assure you that potential legislation, regulation and/or taxation of Internet-based businesses would not be applied to us.

     Further, due to the global nature of the Internet, it is possible that the governments of many states or foreign countries might attempt to regulate our transmissions or levy sales or other taxes relating to our activities. We cannot assure you that violations of local laws will not be alleged or charged by state or foreign governments, that we might not unintentionally violate such laws or that such laws will not be modified, or new laws enacted, in the future.

FUTURE SALES OF COMMON STOCK BY OUR EXISTING STOCKHOLDERS COULD ADVERSELY AFFECT OUR STOCK PRICE.

     The market price of our Common Stock could drop as a result of the sale of a large number of shares of Common Stock in the market after this offering, or the perception that such sales could occur. These factors could also make it more difficult for us to raise funds through future offerings of Common Stock.

     Sales of significant amounts of Common Stock in the public market could adversely affect the market price of the Common Stock. Of the 34,721,998 shares of Common Stock outstanding as of May 31, 1999, 6,313,228 shares were available for trading in the public market without restriction subject to compliance with applicable state securities laws. The remaining 28,408,770 shares of Common Stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered with the SEC or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 of the Securities Act and under applicable state securities laws. In addition, as of May 31, 1999, there were outstanding options to purchase 3,476,741 shares of Common Stock that will be eligible for sale in the public market from time to time subject to vesting restrictions and compliance with applicable state and federal securities laws.

EXISTING SHAREHOLDERS WILL BE ABLE TO EXERCISE SIGNIFICANT CONTROL OVER US.

     Our directors, executive officers and affiliates beneficially own over 50% of our outstanding Common Stock. As a result, these shareholders exercise control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may delay or prevent a change in control. If you purchase any of the shares of our Common Stock, you will not have any voice in our management. Our present officers, directors and principal shareholders will retain control and the power to use all funds available even if all shares offered are sold.

THIS OFFERING MAY NOT PROVIDE US WITH ENOUGH FUNDS TO IMPLEMENT OUR BUSINESS
PLAN.

     We are offering our Common Stock on a "best efforts" basis, up to 5,610,098 shares. Accordingly, we cannot assure you that any or all of the shares will be sold. There are no provisions for the return of funds to purchasers if all of the maximum number of shares is not sold, and in that event, we may have insufficient funds to carry out our business activities to the fullest.

     In the event that less than the maximum subscription of this offering is achieved, the proceeds may not be adequate for our future development. Should this occur, we would have to raise additional capital by relying on either a subsequent private placement, a public offering or conventional borrowings. We cannot assure you that we will be able to raise additional funds on favorable terms, if at all.

OUR FUTURE SUCCESS IS DEPENDENT UPON GENERAL ECONOMIC CONDITIONS.

     Our financial success may be sensitive to adverse changes in general economic conditions such as inflation, unemployment, interest rates and the market for initial public offerings. Such changing conditions could also reduce demand in the market place or cause adverse changes in our customers' habits.

YOU SHOULD ONLY PURCHASE OUR COMMON STOCK IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT.

     In view of the risk involved in our business operation, you should not purchase the shares we are offering unless you can afford to lose your entire investment.

OUR ARTICLES OF INCORPORATION MAY PREVENT US FROM BEING ABLE TO COLLECT DAMAGES FROM OUR OFFICERS AND DIRECTORS.

     Our articles of incorporation and by-laws contain provisions that limit the liability of directors for monetary damages and provide for indemnification of officers and directors under certain circumstances. These provisions may discourage shareholders from bringing a lawsuit against our directors for breaches of fiduciary duty and may also reduce the likelihood of derivative litigation against directors and officers even though such action, if successful, might otherwise have benefited our shareholders. In addition, a shareholder's investment in us may be adversely affected to the extent that costs of settlement and damage awards against our officers or directors are paid by us pursuant to the indemnification provisions of our articles of incorporation and by-laws. The impact on a shareholder's investment in terms of the cost of the defending a lawsuit may deter a shareholder from bringing suit against one of our officers or directors.

INVESTORS WILL EXPERIENCE SUBSTANTIAL AND IMMEDIATE DILUTION.

     This offering involves an immediate dilution of $[1.65] per share (approximately [93]% of the per share offering price) between the pro forma net tangible book value per share after this offering of $[0.13] and the offering price of $[1.7825] per share.

WE DO NOT ANTICIPATE PAYING ANY DIVIDENDS.

     We do not expect to pay dividends on the Common Stock in the foreseeable future.

                                 USE OF PROCEEDS

     We estimate that the net proceeds that we will receive from the sale of the Common Stock offered by us will be approximately $9.8 million, after deducting the legal and accounting fees and estimated offering expenses and other related fees that we will pay. We currently intend to use the net proceeds from this offering for working capital and general corporate purposes. Our use of proceeds may vary significantly and will depend on a number of factors described under "Risk Factors". Accordingly, our management has broad discretion in the allocation of the net proceeds.

                     MARKET INFORMATION AND DIVIDEND POLICY

Our Common Stock has been trading Over-The-Counter under the symbol "AIMS" since September 1997. The following table sets forth, for the periods indicated, the range of high and low sales prices for our common stock as reported

Ending Date of Quarter                        High             Low
----------------------                        ----             ---
10/31/98                                      9 7/16           1 7/8
1/31/99                                       8                1 27/32
4/30/99                                       3 5/8            1 7/16

On June 11, 1999, the last reported closing sales price of the common stock was $1.75 per share. As of May 31, 1999, there were approximately 336 shareholders of record of our Common Stock. Of the approximately 34,721,998 shares of our Common Stock currently outstanding, only approximately 6,313,228 million shares are freely tradeable without restrictions under the Securities Act. Since we became a public company, we have not paid cash dividends on our Common Stock. We currently anticipate that all of our earnings will be retained for development of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination as to the payment of dividends will be made in the discretion of our Board of Directors and will depend upon our operating results, financial condition, capital requirements, general business conditions and such other factors as the Board of Directors deems relevant. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                 CAPITALIZATION

The following table sets forth our short-term debt and the capitalization as of January 31, 1999 on an actual basis and on an as adjusted basis to give effect to the sale of 5,610,098 shares of Common Stock at a public offering price of $1.7825, after deducting the legal and accounting fees and estimated offering expenses and fees totaling approximately $200,000. The table shown below should be read in conjunction with our Consolidated Financial Statements including the accompanying notes included elsewhere in this Prospectus.


                                                                                    JANUARY 31, 1999
                                                                            --------------------------------
                                                                               ACTUAL           AS ADJUSTED
                                                                            -----------         ------------
Short term debt and current portion of long-term debt..........              $3,563,141         $  3,563,141
                                                                            -----------         ------------
                                                                            -----------         ------------
Long-term debt, less current portion...........................               2,126,277            2,126,277
                                                                            -----------         ------------
Stockholders' equity (deficit):

   Preferred Stock, no par value - 10,000,,000 shares
 Authorized ; none issued and outstanding:

   Common Stock, no par value - 100,000,000 shares
Authorized; 31,246,215 shares outstanding (actual)
     40,332,096 shares outstanding (as adjusted)...............              17,319,746           27,119,746

   Accumulated deficit.........................................             (16,323,975)         (16,323,975)
                                                                            -----------         ------------
      Total stockholders' equity (deficit).....................                 995,771           10,795,771
                                                                            -----------         ------------
                Total capitalization...........................               6,685,189           16,485,189
                                                                            -----------         ------------
                                                                            -----------         ------------

                                    DILUTION

         The difference between the initial public offering price per share of Common Stock and the pro forma net tangible book value per share of Common Stock after this offering constitutes the dilution to investors in this offering. Net tangible book value per share is determined by dividing our net tangible book value (total tangible assets less total liabilities) by the number of shares of Common Stock outstanding.

         At January 31, 1999, our net tangible book deficit was $(4,385,478), or $(0.14) per share of Common Stock. After giving effect to our sale of 5,610,098 shares of Common Stock in this offering and the receipt of the estimated net proceeds from this offering (after deducting legal and accounting fees and estimated expenses of this offering), our pro forma net tangible book value as of January 31, 1999 would have been $5,414,522, or $0.13 per share of Common Stock, representing an immediate increase in net tangible book value of $0.27 per share to existing stockholders and an immediate dilution of $1.65 (93%) per share to new investors. The following table illustrates the foregoing information with respect to new investors on a per share basis:


Initial public offering price...................................................   $1.7825

     Net tangible book deficit per share before Pro Forma Adjustments...........     (0.14)

     Increase attributable to investors in this offering........................      0.27
                                                                                   --------
Adjusted net tangible book value per share after this offering..................              0.13
                                                                                             ------
Dilution per share to new investors.............................................              1.65
                                                                                             ------
                                                                                             ------

     The following table sets forth, with respect to existing stockholders (including stockholders who were issued shares in connection with the Pro Forma Adjustments) and new investors in this offering, a comparison of the number of shares of Common Stock we have issued, the percentage ownership of such shares, the total cash consideration paid, the percentage of total cash consideration paid and the average price per share.

                                          Shares Purchased       Total Cash Consideration
                                                                          Paid                  Average
                                        --------------------     ------------------------        Price
                                          Number     Percent       Amount        Percent       Per Share
                                        ----------   -------     -----------     -------       ---------
Existing stockholders.............      34,721,998     86.1%     $22,225,443       69.0%          $0.64
New investors.....................       5,610,098     13.9%     $10,000,000       31.0%        $1.7825
                                        ----------   -------     -----------     -------       ---------
Total.............................      40,332,096    100.0%     $32,225,443      100.0%
                                        ----------   -------     -----------     -------
                                        ----------   -------     -----------     -------

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth selected historical and pro forma financial and operating data for us for the periods indicated. This data for the year ended July 31, 1998 are derived from our financial statements and the notes included in this Prospectus. You should read the following data in conjunction with our financial statements and with the section of this Prospectus entitled "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

                                SIX MONTHS ENDED     SIX MONTHS ENDED      FISCAL YEAR ENDED      FISCAL YEAR       FISCAL YEAR
                                JANUARY 31, 1998     JANUARY 31, 1999        JULY 31, 1996           ENDED             ENDED
                                                                                                 JULY 31, 1997     JULY 31, 1998
                                ------------------------------------------------------------     -------------     -------------
STATEMENTS OF OPERATIONS
DATA:

Net sales...............                  $4,738           $2,765,594                 $1,170          $224,516         $2,107,991

Cost of goods sold......                 145,029            6,350,071                 11,784           274,437          2,694,735
                                     ------------         ------------           ------------      ------------       ------------

Gross profit............                (140,291)          (3,584,477)               (10,164)          (49,921)          (586,744)

Selling, general and
administrative expenses.               1,434,846            4,002,497              1,283,292         2,215,710          4,461,397
                                     ------------         ------------           ------------      ------------       ------------

Loss from operations....              (1,575,137)          (7,586,974)            (1,293,906)       (2,265,631)        (5,048,141)

Other Income (Expense)..                       -              (18,031)                     -                 -                  -

Interest expense........                 (21,750)             (16,192)                (3,269)          (34,747)           (40,746)

Interest income.........                   4,729                4,613                      -                 -              9,076
                                     ------------         ------------           ------------      ------------       ------------
Net loss................             $(1,592,158)          (7,616,584)           $(1,297,175)      $(2,300,378)       $(5,079,811)
                                     ------------         ------------           ------------      ------------       ------------
                                     ------------         ------------           ------------      ------------       ------------
Net loss per share......                   $(.06)               $(.26)                 $(.09)            $(.14)             $(.19)
                                     ------------         ------------           ------------      ------------       ------------
                                     ------------         ------------           ------------      ------------       ------------
Weighted average shares
outstanding.............              26,233,000           29,500,000             13,123,000        16,439,000         26,747,000
                                     ------------         ------------           ------------      ------------       ------------
                                     ------------         ------------           ------------      ------------       ------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS

     THE FOLLOWING DISCUSSION OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS INCLUDING, BUT NOT LIMITED TO, THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS. BECAUSE OF OUR RAPID GROWTH, WE BELIEVE THAT PERIOD-TO-PERIOD COMPARISONS OF OUR HISTORICAL OPERATING RESULTS ARE NOT MEANINGFUL AND THAT THE RESULTS FOR ANY PERIOD SHOULD NOT BE RELIED UPON AS AN INDICATION OF FUTURE PERFORMANCE.

OVERVIEW

     We have incurred significant losses since our operations began in March 1996, and as of January 31, 1999 had an accumulated deficit of $16,323,975. We expect to significantly increase our operating expenses from historical levels in order to expand our sales and marketing operations and to continue roll-out of our advertising systems in additional regional malls.

     We offer advertising on our SmartAIM Shopper Network-TM- to third party advertisers with pricing determined on a CPM (cost per thousand ads delivered) basis. Discounts are offered based on a variety of factors, including the duration and gross dollar amount of advertising campaigns. Advertisements delivered by us are typically sold pursuant to purchase order agreements that are subject to cancellation.

     We offer marketing and e-commerce services on the SmartAIM Shopper Network-TM- to third party retailers. Pricing is determined as a monthly fee per E-Shopper using the system and a commission based on the value of the product sold to these E-Shoppers through the network. The monthly fee and commissions are negotiated for each retailer and based on a variety of factors, including product value, frequency of purchases and product margin.

     Our revenue is received from the advertiser that orders the ad and from retailers that use our marketing and e-commerce service, and we pay the mall owner 50% of the net revenue received. We are responsible for billing and collecting for ads delivered on the SmartAIM Shopper Network-TM- and typically assume the risk of non-payment from advertisers. If the advertiser does not pay, we still have to pay the mall owner a minimum guaranteed amount defined as rent.

     Advertising revenue is recognized in the period that the advertisement is delivered, provided that no significant obligations remain and collection of the resulting receivable is probable. The marketing fees and e-commerce commissions are paid within 90 days after the period that the order was generated. The revenue is recognized in the period where the marketing services are delivered and the e-commerce commissions are generated.

     We expect that revenue generated from the SmartAIM Shopper Network-TM- will continue to account for a substantial portion of our revenue for the foreseeable future. The failure to successfully market the SmartAIM Shopper Network-TM-, the loss of one or more of the mall owner partners or any reduction in traffic on such Internet sites could have a material adverse effect on our business, results of operations and financial condition.

Gross margin is impacted on a quarterly basis by service and customer mix. Operating expenses have increased in each of our fiscal quarters. Sales and marketing expenses have increased as a result of increased sales personnel and commissions and advertising and promotion. Our sales and marketing organization has grown from 2 employees as of July 31, 1997 to 49 employees as of May 31, 1999. General and administrative expenses have increased due primarily to additional personnel, professional fees and facilities costs.

RESULTS OF OPERATIONS

     The following table sets forth our consolidated statement of operations data for the years ended July 31, 1996, 1997 and 1998 in dollar value and as a percentage of revenue:

                                       YEAR ENDED JULY 31, 1996         YEAR ENDED JULY 31, 1997        YEAR ENDED JULY 31, 1998
CONSOLIDATED STATEMENT OF
OPERATIONS INFORMATION:
REVENUE:
     Marketing services                    $1,170         100.00%         $199,516        88.86%      $1,907,991          90.51%

     Marketing area licenses                    -               -           25,000        11.14%         200,000           9.49%
                                    ------------------------------    --------------------------    ----------------------------
         Total revenue                      1,170         100.00%          224,516       100.00%       2,107,991         100.00%
                                    ------------------------------    --------------------------    ----------------------------

COST OF REVENUE:
     Outside services                           -               -           96,857        43.14%          42,365           2.01%
     Lease expense                          4,500         384.62%           65,250        29.06%       1,765,988          83.78%
     Salary expense                           577          49.32%           55,907        24.90%         643,841          30.54%
     Communications expense                     -               -           17,896         7.97%         189,677           9.00%
     Other                                  6,707         573.24%           38,527        17.16%          52,864           2.51%
                                    ------------------------------    --------------------------    ----------------------------
         Total cost of revenue             11,784       1,007.18%          274,437       122.23%       2,694,735         127.84%
                                    ------------------------------    --------------------------    ----------------------------

GROSS PROFIT                             (10,614)       (907.18)%         (49,921)      (22.23)%       (586,744)        (27.84)%

SELLING, GENERAL AND                    1,283,292     109,683.07%        2,215,710       986.88%       4,461,397         211.64%
     ADMINISTRATIVE EXPENSES
                                    ------------------------------    --------------------------    ----------------------------

 LOSS FROM OPERATIONS                 (1,293,906)   (110,590.25)%      (2,265,631)   (1,009.12)%     (5,048,141)       (239.48)%

INTEREST EXPENSE                          (3,269)         279.40%         (34,747)        15.48%        (40,746)           1.93%

INTEREST INCOME                                 -               -                -             -           9,076            .43%
                                    ------------------------------    --------------------------    ----------------------------

NET LOSS                            $ (1,297,175)   (110,869.65)%     $(2,300,378)   (1,024.59)%    $(5,079,811)       (240.98)%
                                    ------------------------------    --------------------------    ----------------------------
                                    ------------------------------    --------------------------    ----------------------------

(1) See Note 1 of Notes to Consolidated Financial Statements for an explanation of the method used to determine the number of shares used to compute basic and diluted net loss per share.

     REVENUE. Our revenue is attributable to marketing services and marketing area licenses. Marketing services are advertising on our pavilions and our personal computer-based and internet-based catalog and advertising system. Marketing area licenses are license fees received from sales of marketing areas to private investors. Our revenue from marketing services grew from $1,170 during the year ended July 31, 1996 to $199,516 during the year ended July 31, 1997, and to $1,907,991 during the year ended July 31, 1998 as a result of installation of advertising systems in ten additional regional malls. Our revenue from marketing area licenses grew from $0 during the year ended July 31, 1996 to $25,000 during the year ended July 31, 1997, and to $200,000 during the year ended July 31, 1998, as a result of the roll-out of the advertising systems in additional regional malls.

     COST OF REVENUE. Cost of revenue primarily consists of the cost of outsourced services, such as Internet service, lease expense (attributable to our pavilions at shopping malls) and wages for pavilion managers, marketeers and tech people working at the malls. Cost of revenue increased from $11,785 during the year ended July 31, 1996 to $274,437 during the year ended July 31, 1997, and to $2,694,735 during the year ended July 31, 1998, as a result of rolling out pavilions at malls and the build up of the free internet service. Cost of revenue was approximately 1007%, 122% and 128% of total revenue during the years ended July 31, 1996, 1997 and 1998 respectively. We expect that cost of revenue will increase in absolute dollars to the extent we are successful in expanding our operations, and that cost of revenue will decrease as a percentage of total revenue due to an increase in revenue.

     GROSS PROFIT. Gross profit was $(10,615), $(49,921) and $(586,744) during the years ended July 31, 1996, 1997 and 1998, respectively. Gross profit during the years ended July 31, 1996, 1997 and 1998 was a result of our roll-out of existing mall installations. Gross profit was approximately (907)%, (22)% and
(28)% of total revenue during the years ended July 31, 1996, 1997 and 1998, respectively. We expect that gross profit will increase in absolute dollars to the extent we are successful in expanding our operations, and that gross profit will also increase as a percentage of total revenue due to revenue growing at the malls without us having to take on additional costs in the same proportion. We already have the employees in place at installed malls and also pay the minimum rent, both included in the Cost of Revenue.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses consist primarily of payroll, amortization of software and sales and marketing expenses. Selling, general and administrative expenses increased from $1,283,221 during the year ended July 31, 1996 to $2,215,710 during the year ended July 31, 1997, and to $4,461,397 during the year ended July 31, 1998, as a result of the expanded operations and the roll-out to additional malls. We expect that selling, general and administrative expenses will increase in absolute dollars due to the additional overhead needed to support an increase in sales and an increase in the number of malls we have installed systems in and that selling, general and administrative expenses will decrease as a percentage of total revenue due to increased sales per mall and lower overhead per mall when the number of malls installed increases. Sales and marketing expenses of $237,177 for the year ended July 31, 1996, $152,797 for the year ended July 31, 1997 and $606,998 for the year ended July 31, 1998 are included in the SG&A numbers. Some sales and marketing expenses are also included in the Cost of Revenue, e.g. salary for the sales people working at the mall locations.

     INTEREST EXPENSE. Interest expense increased from $3,269 in the period from inception to July 31, 1996 to $34,747 during the year ended July 31, 1997, and to $40,746 during the year ended July 31, 1998, as a result of the expanded operations.

     NET LOSS. As a result of the factors described above, our net loss was $1,297,175, $2,300,378, $5,079,811 during the years ended July 31, 1996, 1997 and 1998, respectively.

LIQUIDITY AND CAPITAL RESOURCES

     From inception, we have financed substantially all of our operations from private investment and an insignificant portion has been financed with cash generated from operations.

     Net cash used in operating activities was $3,192,592 in the year ended
July 31, 1998, primarily as a result of net operating losses. Net cash used in investing activities was $2,552,313 in the year ended July 31, 1998. Cash used in investing activities was primarily related to purchase of software license and capitalized software development in addition to purchases of property and equipment. Cash provided by financing activities was $6,759,867 in the year ended July 31, 1998. Cash provided by financing activities was primarily related to proceeds from the issuance of Common Stock.

     At January 31, 1999, we had cash and cash equivalents of $57,356 and a working capital deficit of $3,450,166. Our principal commitments consisted of obligations under operating leases of $39,713,000.

     Although we have no material commitments for capital expenditures, we anticipate that we will experience an increase in our capital expenditures and lease commitments consistent with anticipated growth in the number of installed pavilions (advertising systems in ten additional regional malls), operations, infrastructure and personnel. We anticipate that we will continue to experience growth in our operating expenses for the foreseeable future and that operating expenses will be a material use of our cash resources. In order to support our anticipated growth, we will need to raise additional capital through equity or debt financing. There can be no assurance that such financing will be available on terms favorable to us or at all. If we are unable to secure sufficient financing, we will be required to reorganize our operations.

                              BUSINESS DESCRIPTION

INDUSTRY BACKGROUND

INTRODUCTION

     Since the beginning of time, human beings have had a need to communicate. The ability of human beings to communicate has evolved in the following manner:

     -    One-to-one, or person-to-person,
     -    One-to-many, beginning with the printing press, then
     - Cheaper and quicker one-to-many vehicles, beginning with radio, evolving into television and then encompassing other 20th century media including the Internet.

Through the convergence of technologies, the SmartAIM Solution enables the return of personalized one-to-one communications. However, the SmartAIM Solution enables such communication on an automated, instantaneous basis, but with the cost benefits normally seen only from modern one-to-many vehicles.

THE MALL INDUSTRY

     Across the United States, the regional malls have evolved as a broad product and service distribution vehicle that reaches nearly the entire population. In fact, they may be one of the very few avenues of INTERACTIVE access to virtually the entire population on a mass basis.

     Traditionally, a new media channel takes from five to ten years to be adopted and trusted broadly across the population. The mall industry has established itself as a trusted channel for product information, products and services across the country at large. We believe that our alliance with the mall industry will allow us to capitalize on this existing relationship between the malls and the community around the malls. We believe that this relationship will enable us to provide an efficient, trusted communication and media channel for the advertisers that want to communicate with this community without having to endure the normal acceptance period for our media channel.

     At the same time, a common belief is that store traffic in malls is under downward pressure from other shopping alternatives, including direct response, catalog and electronic commerce. As a result, the majority of mall owners and managers have been searching for alternatives to help them regain or maintain mall traffic, as well as other means to compete with these other alternatives.

     The SmartAIM Solution, as previously described, provides mall owners and managers with the ability to:

  - INCREASE STORE TRAFFIC AND SALES. The SmartAIM shopper pavilion delivers the retailers' product information and its suppliers' marketing messages to bargain hunters, target shoppers and the impulse buyers, therefore increasing sales.
  - INCREASE MARKET COVERAGE AND SHARE. The SmartAIM Shopper Network-TM-provides the regional malls and the catalog shoppers with e-commerce-based access to products and services, with the addition of instant gratification. We expect the regional mall to become the cyber mall of choice for the local community.
  - TAKE BACK LOST MARKET SHARE from the direct response channel. The SmartAIM Shopper Network-TM- provides regional malls and the direct response shoppers with an interactive delivery system for customer service and infomercials.
  - INCREASE THEIR OWN REVENUE from the expected increases in the "percentage rents" from the in-mall retailers.
  - INCREASE THEIR OWN REVENUE through other means, including participation in the advertising revenue streams from the SmartAIM Shopper Network-TM- and the SmartAIM in-mall Pavilions;

THE INTERNET AND COMMUNICATIONS

     While our SmartAIM Shopper Network-TM- operates independently of the Internet, it also provides free access to the Internet for our users, a likely important benefit of being a user of the Network. As a result, the cyber-based advertising delivered over the SmartAIM Shopper Network-TM- realistically competes with advertising that is delivered and/or managed over the Internet by others. Accordingly, we believe that an understanding of Internet use, advertising thereon, e-commerce over it, as well as potential for the growth of these activities may be germane to understanding its prospects.

     The Internet has enjoyed unprecedented growth in recent years. According to International Date Corp. (IDC) there were over 38 million Internet users in the United States at the end of 1997. Further, IDC estimates that this number rose to approximately 55 million by the middle of 1998, and that the number of Internet users in the United States is expected to increase to over 100 million in the United States by the end of 2002.

     We further believe that, along with the growth in the number of Internet users, the amount of time users spend on cyber-based activity will also increase. Evolving new technologies, such as videophone conferencing where a user has a television, telephone and a television set top device (without the use of a computer) permit the resources available on the Internet to be available to the masses. We believe that this will encourage people to increasingly use cyber-based vehicles such as the SmartAIM Shopper Network-TM-in particular as well as the Internet in general, for communications.

     We also believe that as online shopping increases, advertisers and direct marketers will increasingly seek to use the cyber-based means to locate customers and to advertise and facilitate transactions. Online transactions can be faster, less expensive and more convenient than transactions conducted in person.

     Additionally, a growing number of Internet users have transacted business over the Internet, including trading securities, buying goods, purchasing airline tickets and paying bills. According to a mid-1998 survey by The Information Technology Association of America (ITAA), 15% of U.S. adults have begun to use the Internet to purchase goods and services. Forrester Research (Forrester) estimates that

$2.4 billion of retail sales occurred over the Internet in 1997. Forrester further estimates that this figure will double in 1998 to $4.8 billion, and continue rising rapidly to $17.4 billion in the year 2001.



INTERNET-BASED ADVERTISING

     Internet users generally have demographic profiles advertisers desire. According to survey work done by both Forrester and ITAA, an estimated 48% of Internet users had a college degree, 69% were between the ages of 18 and 49, the median age of Internet users was about 41, and their mean household income was approximately $56,000. Based upon the information available, we believe that the demographics of SmartAIM Shopper Network-TM- users will include these people in general, those of the mall shoppers and, in particular, the current customer base of the advertisers.

     Advertisers are attracted to the Internet for numerous reasons, such as its interactive nature, its potential to establish dialogues and one-to-one relationships with potential customers and the ability to receive direct feedback on their advertising in order to adapt their advertising in response. The key attraction of Internet advertising, however, has been the potential to offer advertisers the ability to measure the number of times that a particular advertisement has been viewed, the responses to the advertisement and certain demographic characteristics of the viewers of the advertisement. Accordingly, Internet advertising can be a cost-effective means of reaching a significant number of users with desirable characteristics.

     The unique characteristics of Internet and communications-related advertising, combined with the growth in the number of Internet users and their attractive demographic profiles, has led to a significant increase in Internet advertising. Estimates of the dollar value of advertising vary widely among the various market research firms. For example, Forrester estimates that about $466 million was spent on Internet advertising in 1997, while the Internet Advertising Bureau estimates the figure to have been $907 million. Whatever the early starting points are, virtually all such pundits expect the growth to continue to be very rapid. For example, Forrester forecasts that $1.3 billion will be spent on Internet advertising in 1998, and that this figure will rise to over $10 billion in the year 2003. In comparison, there was an estimated $175 billion spent in 1997 on traditional media (television, radio, cable and print) advertising in the United States.

     To date, the leading Internet advertisers have been technology companies, search engines and Web publishers. However, many of the largest advertisers on traditional media, including consumer products companies, automobile manufacturers and others, have expanded their use of cyber-based advertising. We believe that cyber-based advertising will become an increasing component of their total advertising budgets as the Internet reaches a larger portion of the U.S. population.

DIRECT MARKETING

     We believe that the cyber-based medium represents an attractive vehicle for direct marketing, which has traditionally been conducted through direct mail solicitations, infomercials and telemarketing. This is so because highly targeted product offers can be made to consumers at the point-of-sale. The success of a direct marketing campaign is generally based on a direct marketer's return on investment, which is measured by the response rate (e.g. number of leads, number of sales) and cost-per-response.

     We believe that an estimated $153 billion was spent in 1997 on direct marketing in the United States. The Internet has the potential to provide direct marketers with the ability to target and deliver direct marketing campaigns to users with specific characteristics and interests. In addition, unlike many of the traditional methods of direct marketing, the Internet provides direct marketers with the opportunity to contact consumers at the point-of-sale (i.e., their personal computers).

THE COMPANY

     We are an interactive Internet-based communication services company providing:

     -  Advertising messages from advertisers to shoppers;
     -  Product and customer service information from retailers to shoppers;
     -  Orders from shoppers to retailers;
     -  Consumer preference information to advertising and marketing companies;
     - Interactive Internet-based communication between households and the Internet; and
     -  Long-distance phone service.

     Local, regional and national advertisers pay to advertise on the AIM Smart communications network. The network consists of a high quality telecommunication network between the consumers' homes or offices and our hubs. The communication hubs are connected to customer service access stations located in regional malls throughout the United States. The consumers of these network services receive these services free of charge.

     Upon joining the network, users provide consumer preference information. As the consumers use the system, the network collects the information. We use this information to provide interactive micro-marketing solutions for advertising clients.

     We acquire our consumers, among other ways, through affiliation with the exclusive frequent shopper programs present in regional malls. We believe that the SmartAIM Shopper Network-TM-, when fully developed through the regional mall channel, will be available to 90% of the US population.

STRATEGY - NECESSARY SUCCESS FACTORS

     We believe that the following are critical elements for our business model to be a success:

  -  GET ACCESS TO CONSUMERs

              We have secured access to consumers through relationships with the owners/managers of the targeted malls.

              We believe that the mall market in United States consists of less than 1,600 major malls that service over 95% of the US population. Further, we believe that 550 of these malls service over 90% of the US population.

              As of May 31, 1999, contracts had been signed with the owners and managers of about 350 major malls. National roll-out of the service was initiated at the beginning of 1998.

              Based upon the negotiations to date, we believe we will be able to receive installation commitments from owners of approximately 550 of the largest malls in this country. Our current plans indicate that the roll-out of the AIM Smart communications network to these malls should be completed sometime in the year 2000.

  -  DEVELOP THE USER BASE

                  Industry wide, the mall owners are increasingly focusing the mall marketing budgets on the development of their frequent shopper programs. We believe these budgets typically range from $250,000 to $1,500,000 per mall per year.

                  The three mall owners with whom we currently have contracts are believed to currently have over 2 million members in their frequent shopper programs. These mall owners' typical goal is to expand their membership to 30,000 members or more per mall. They have made the SmartAIM Shopper Network-TM- an integral part in expanding the base of their frequent shopper programs.

                  As a result, we believe that we can develop a large user base with a low acquisition cost through the tie-in of the SmartAIM Shopper Network-TM- with the malls' frequent shopper programs.

   -     PROVIDE STABLE AND TOLERANT TECHNOLOGY

                  We believe that to retain a large user base, the underlying technology must be stable as well as tolerant of human error and system fault. We have acquired existing technology and developed enhancements that we believe achieve this end.

                  Our technology received two Microsoft Retail Application Development (RAD) awards in 1997 for its "best of breed" capabilities.

   -     ESTABLISH THE NETWORk

                  The SmartAIM Shopper Network-TM- consists of four elements: an in-mall pavilion, two communications networks and the connection to the Internet. The first communications network ties the malls together into one, high quality communications network. The second network ties the homes and offices to their local malls. We believe that the critical path is the installation of the communications networks.

                  The installation and the management of the two communications networks and the connection to the Internet is outsourced to Klein Technologies International LLC of Vienna, Virginia (KTI). KTI uses state-of-the-art equipment from Ascend Communications and, as of the date of this document, is one of Ascend's three national systems integrators. The other two are IBM and Digital Equipment. We believe that KTI is capable of installing the communication networks into more than 25 malls per month.

   -     PROTECT CHANNEL DURING DEVELOPMENT OF PROJECt

                  We have four-to-five year partnership agreements with the mall owners/managers providing SmartAIM with:

           - Preferential access to the frequent shoppers in the mall.
           - Exclusive direct access to the frequent shoppers that are using the SmartAIM Shopper Network-TM-.
           - Contractual commitments from the mall owners/managers to NOT allow any other similar service to operate from the mall.

                  We believe that these agreements are a very important barrier to potential competition.

  - GENERATE REVENUE FROM THE FACTORS DESCRIBED ABOVE, as discussed in the following sections.

REVENUE GENERATION

We have five distinct revenue sources:

1. INTERACTIVE, MICRO-TARGETABLE CYBER-ADVERTISING AND E-COMMERCE delivered over the SmartAIM Shopper Network-TM- is integrated with our modified version of the Microsoft Internet Explorer-TM- browser (the SmartAIM Shopper Explorer-TM-), combined with updates delivered via the Network. Therefore, advertising delivered over the SmartAIM Shopper Network-TM- is seen whether the user is using the Network to access the local mall, access the Internet, or as a telecommunications vehicle (like a video phone). Because the advertising is tightly integrated into the SmartAIM Shopper Explorer-TM- application, we are unaware of currently existing technology that can filter out the advertising messages we deliver.

         We believe that advertising delivered over the SmartAIM Shopper Network, when combined with the consumer preference, demographic and purchase pattern information on members of the Network, can be highly targetable (commonly called micro-targetable), as well as interactive. We further believe that these characteristics substantially expand the potential effectiveness of cyber-advertising for national and regional advertisers, as well as provide an effective, controllable cyber-vehicle for local advertisers.

         There are two types of advertising used on the SmartAIM Shoppers Network-TM-:

         - Advertising targeted to specific user demographic, life-style and or consumer preference characteristics displayed in the SmartAIM Shopper Explorer/SmartAIM Cyber Catalogue, including:

                      - Products that reach catalog shoppers,
                      - Products that reach impulse buyers, and
                      - Products that reach bargain hunters.

         -  Broadcast advertising products (broadcast quality cybermercials).

         Additionally, we provide the order forwarding and delivery dispatching service to the local retailers (both within and without the malls) that offer goods and services for sale online over the SmartAIM Shoppers Network-TM-. We believe two factors may well help accelerate acceptance of consumer electronic commerce over the SmartAIM Shoppers Network-TM-:

         - The supplier of goods and services will be a known, and presumably trusted, local supplier. One of the current obstacles to widespread use of electronic commerce by consumers seems to be the lack of confidence in the supplier.

         - Delivery and other services (such as gift wrapping) is within half an hour to three hours, dependent on service level ordered, of order placement, providing "instant gratification." In today's society, speed of service generally provides the difference between a sale and no sale. We believe that this will be an important competitive edge.

2. IN-MALL ADVERTISING is delivered via video and interactive, touch-screen displays and interactive directories (yet to be installed) located at free-standing pavilions or at the centrally-located Help Desks. It is through these displays that mall shoppers can get up-to-the-minute information regarding coupon/product/promotion/location information specific to their own interests. At the same time, advertising messages from locally-based (both tenants of the mall and advertisers from outside the mall) and national advertisers are streamed to the displays around the shopper. The advertising displayed is divided into three different types of product:

3. INTERACTIVE INTERNET-BASED ADVERTISING products, including

                      - Products that reach bargain hunters,
                      - Products that reach impulse buyers, and
                      - Product that reach catalog shoppers.


    - Broadcast advertising products. (Electronic billboards - made for everybody and nobody in particular.)

    - Narrowcast advertising products, which are targeted based on consumer demographics.

4.   MARKETING FEES AND COMMISSION FROM SMART OPTION PROGRAM PARTNERS.

     The Smart Option Retailer provide their products and services to our members in exchange for a monthly customer access fee and sales commission that we partially turn into e-rewards points (e-points) redeemable by our E-Rewards members for products and services from our e-commerce system. The shoppers use these e-points for monthly Free Shopping Sprees. The potential loss of the monthly Free Shopping Spree provides additional barriers for shoppers to change supplier of product or service provided by the Smart Option Retailer.


     The Smart Option program provides the following sources of revenue to us:

     - We will receive commission from Smart Option retailers based on the amount of the products and services sold to each member. We turn part of this commission into E-points that the shopper can redeem in the E-Commerce System, for short, E-System.
     - We will receive a monthly minimum marketing fee from the Smart Option Retailers for each person that purchase the products or services during the month.
     - We receive commission from the retailers that provide the goods that are advertised and ordered over the SmartAIM Shopper Network-TM-.
     - It is also anticipated that this program may lead to increased advertising based on the premise that the members will be highly motivated to spend their e-commerce dollars.

5. MARKET RESEARCH on the consumer preference, demographic and purchase pattern information will be collected and sold. This revenue source has not been developed yet. We believe granular data generated from the above services (in-mall services, communications network services and on-line shopping), when combined with the demographic information from the mall-based Frequent Shopper clubs, will create a database that will be highly valuable to advertisers. This database can be tabulated to meet specific queries from advertisers and agencies with respect to consumer behavior. Furthermore, it can be matched to specific, additional research efforts by advertisers and agencies. These efforts can focus at any level the client base requires, from the local level on up to a national level.

         We expect the market research business to become a three-way partnership among ourselves, the mall owners and an as yet unnamed third party. The third party will be selected on the basis of its expertise in this area, and will be expected to manage the effort. The economics of our position remain to be determined, but could include a royalty, revenue stream share and/or equity position.

         One particularly unique aspect of our business is that it enables advertisers to engage in micro-targeted advertising, and measures results on a real-time basis. Notable uses to date have included: (a) use of locally (at the Pavilions) printed coupons by national fast-food retailers to build store traffic during slow periods, (b) testing of varied advertising messages and their effectiveness, (c) test marketing new products using locally-focused messages, and (d) automated buying-impulse creation with proof of traffic at the retailer provided to the advertiser.

         In June 1996 we installed the test site in Laguna Hills, California. During the final Beta test during the period November 1996 though January 1997, we were satisfied that the advertising products developed would work in a real life environment.

MARKETING

         There are two key elements to our marketing efforts: getting the major mall owners/managers under contract for the SmartAIM Solution and acquiring users of the SmartAIM Shopper Network-TM-.

EFFORTS DIRECTED TOWARD MALL OWNERS

         Since the fall of 1997, our marketing efforts directed toward the major mall owners and managers have been focused principally in two areas:

         - Direct one-on-one conversations and negotiations with the mall owners and managers, and

         - Annual participation in the mall industry's largest annual trade show, the International Counsel of Shopping Centers (ICSC) Show in Las Vegas.

         In addition to our current agreements with the three mall owners, we continue to actively and aggressively engage in substantive conversations with many of the other major mall owners in the industry. The levels of conversation vary, but are serious enough that many of the mall owners approached have visited our headquarters to engage in detailed discussions. Based upon our recent successes and the indications of interest from these owners, we believe that we will continue to be successful in signing contracts with additional mall owners for the SmartAIM Solution.

EFFORTS DIRECTED TOWARD BUILDING THE SMARTAIM SHOPPER NETWORK-TM- USER BASE

         We are engaged in a number of marketing activities intended to build the user base on the SmartAIM Shopper Network-TM-, including on-Pavilion promotions, direct mail, in-mall solicitations, use of local food delivery service customer lists, providing services to local lifestyle clubs in return for access to their membership lists, and other efforts.

         We believe one current avenue, in particular, will be a significant, low cost-of-acquisition source of users of the SmartAIM Shopper Network-TM-. This is the cooperative tie-in to the mall owners' frequent shopper clubs. These frequent shopper clubs are called different things by various mall owners, including, for example, The Premier Shopper Club-TM- at The Rouse Company, Mall Perks-TM- at Simon De Bartolo Group, and Mall Awards-TM- at The WellsParkGroup.

         During the past two years the regional malls have, in an effort to enhance their income, focused on methods to increase loyal traffic to the malls and to capitalize on this traffic. In that effort, the mall owners are directing their local mall marketing funds to expand their frequent shopper clubs, both concerning the value they offer to the shoppers and the number of members that are enrolled in the programs. The mall owners are interested in adding new shoppers to these programs because that will enhance the sales base for the retailers, and therefore enhance the rental base for the mall owner.

     The local mall marketing funds of the three mall owners currently under contract for the SmartAIM Shopper Network-TM- typically range from $250,000 to $1,500,00 per mall per year. We believe that the collective value of the annual local mall marketing expenditures of these three mall owners exceeds several hundred million dollars.

     Importantly, these mall owners are currently focusing the bulk of their local marketing fund expenditures on their shopper loyalty programs, using the SmartAIM Shopper Network-TM- as an integral element. As a result, we believe that the average mall under contract to us is signing up between 50 and 100 new members per day for its shopper loyalty program. Furthermore, we believe that the mall owners we expect to have under contract by the year 2001 will have over 15 million members in their clubs at that time.

SALES

         TARGET CUSTOMERS

         Our sales efforts are focused on the following "target" customers:

1. LOCAL SELLERS OF GOODS AND SERVICES. This group of advertising customers includes two broad types of organizations:

     - In-mall retailers of goods and services, including the independent stores, small regional chains, as well as the typical "anchor" stores of the national retailing chains.

     - Retailers of goods and services in the local area, but that do not have a presence within the malls.

2. NATIONAL/REGIONAL RETAILERS WITH MALL PRESENCE. National and large regional retailers often have a substantial part of the advertising decisions made centrally, and need to be dealt with accordingly.

3. NATIONAL ADVERTISERS. This group of advertising customers includes the following types of companies:

     - Companies/brands that sell or distribute their products through the retailers within the mall, and

     - Companies/brands/products/services whose distribution transcends the mall channel.

     Our local sales efforts are based on in-mall marketers and a local outside sales force. The in-mall marketers (approximately one for every 50 stores in a mall) are responsible for selling the advertising services to the independent retailers of goods and services within the mall, as well as coordinating with the local store managers of national or regional retailers serviced directly from our national sales force. The local outside sales force (typically 1 or 2 people per mall, depending upon the local market size) are responsible for selling our advertising services to sellers of goods and services, as well as other organizations, that do not have a direct presence within the mall.

EMPLOYEES

     As of May 31, 1999, we employed 110 persons and consultants, including 41 in sales and marketing, 48 in product development and customer support and 21 in accounting, human resources and administration. We are not subject to any collective bargaining agreements.

PROPERTIES

     Our principal executive offices are located in Goodrich, Michigan in a facility consisting of a total of approximately 5,635 square feet. We also have an office in Waterford, Michigan consisting of a total of approximately 8,000 square feet, which houses our equipment assembly operations, inventory and Media control group. We believe that our office facilities need to be expanded.

STATUS AS OF MAY 31, 1999

As of May 31, 1999, we have:

     -    Signed roll-out contracts with owners/managers of over 350 properties.
     -    Installed Pavilions and Internet services in 11 malls.
     -    Installed Internet Service only in an additional 40 malls.

COMPETITION

     The markets for SmartAIM Shopper Network-TM- and Pavilion advertising and related products and services are intensely competitive and this competition is expected to continue to increase.

     Within the mall itself, we are not aware of any other mall-sponsored competitor that offers a comprehensive interactive Internet-based advertising solution. On the Internet itself we compete for advertising revenue with large Web publishers and portals, such as America Online, Yahoo!, Excite and Infoseek. Further, the SmartAIM Shopper Network-TM- competes with a variety of Internet advertising networks, including DoubleClick and 24/7 Media.

     We also encounter competition from a number of other sources, including content aggregation companies, companies engaged in advertising sales networks, advertising agencies, and other companies that facilitate Internet advertising. Many of our current Internet competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources. As a result, they may be able to respond more quickly than we can to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products and services.

     Such competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential employees, strategic partners, advertisers and mall owners. Further, there can be no assurance that our competitors will not develop products or services that are equal or superior to our solutions or that achieve greater market acceptance than our solutions.

     We also expect that competition may increase as a result of industry consolidation. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products or services to address the needs of our prospective advertising and mall owner partners. Accordingly, new competitors or alliances among existing or potential competitors may emerge and rapidly acquire significant market share. Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which would adversely affect our business, results of operations and financial condition. We cannot assure you that we will be able to compete successfully against existing or potential competitors or that competitive pressures will not have a material adverse effect on our business, results of operations and financial condition.

     Along with the Internet, in general, we, in particular, also must compete for a share of advertisers' total advertising budgets with traditional advertising media such as television, radio, cable and print.

     To the extent that the SmartAIM Shopper Network-TM- and in-mall Pavilions are perceived as limited or ineffective advertising media, advertisers may be reluctant to devote a significant portion of their advertising budgets to our solutions, which could limit growth and could adversely affect our business, results of operations and financial condition.

                                   MANAGEMENT


         Our directors and executive officers are as follows:


Name                       Age     Position                                Term
-------------------------------------------------------------------------------
Roland Jonsson             43       Chief Executive Officer,
                                    Chief Financial Officer, Secretary
                                    and Director

Garry Eberhardt            43       Chairman of the Board, Executive Vice
                                    President of Operations, Chief Operating
                                    Officer and Director

     ROLAND JONSSON has served as our Treasurer and CFO since inception and CEO since the first of April 1999. From October of 1993 to the present, he has also served as a Director of WinPoint Retail Consulting Services, Inc., a private company (WinPoint). He has been the CFO, Secretary and Treasurer of WinPoint since January of 1995. From 1991 to January of 1995, Mr. Jonsson was a Director of LifeSoft Corporation. Mr. Jonsson studied at the University of Lund in Sweden.

     GARRY EBERHARDT has served as our Vice President of Operations since its inception. He is also our Chief Operating Officer. He has served as a Director and Vice President, Operations of WinPoint from January 1995 to the Present. He has served as Chairman of the Board since May 1, 1999. Since the mid-seventies Mr. Eberhardt has been involved in the computer industry in various management and development capacities. Mr. Eberhardt studied business administration and computer science at the University of Lund in Sweden.

       While we did not have independent members of our Board of Directors as of May 31, 1999, we recognize the need for them and the value such board members can contribute to our ongoing success. We are currently looking for and evaluating independent candidates for our Board of Directors, and we expect to have such persons in place in the near future.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth as to each person (Named Executive Officers), information concerning all compensation paid or to be paid for services rendered to the Company in all capacities during the fiscal year ended July 31, 1998.

                           SUMMARY COMPENSATION TABLE

------------------------------------------ ----------------------------------------------------------- -------------------
                                                                                                           LONG TERM
                                           ANNUAL COMPENSATION                                            COMPENSATION
                                                                                                           SECURITIES
                                                                                     OTHER ANNUAL      UNDERLYING OPTIONS
NAME AND PRINCIPAL POSITION                  YEAR         SALARY         BONUS       COMPENSATION
------------------------------------------ --------- ----------------- ---------- -------------------- -------------------
Roland Jonsson                               1998         $108,000          -                    -             375,357
     Chief Executive Officer, Chief
     Financial Officer and Secretary

Garry Eberhardt                              1998         $108,000          -                    -             375,357
     Chairman of the Board,
     Executive Vice President of
     Operations and Chief Operating
     Officer

Robert Van Duren                             1998         $108,000          -                    -             375,357
       Former Chairman of the Board and
President [1]

------------------------------------------ --------- ----------------- ---------- -------------------- -------------------


OPTION GRANTS IN LAST FISCAL YEAR

     The following table summarizes option grants made under the 1997 Smart AIM Incentive Plan during the fiscal year ended July 31, 1998 to our named executive officers. No options were granted prior to fiscal 1998.


------------------------------- ------------------- ---------------------- -------------------- ---------------------
                                    NUMBER OF
                                    SECURITIES       % OF TOTAL OPTIONS
                                    UNDERLYING      GRANTED TO EMPLOYEES   EXERCISE PRICE PER
    NAME                          OPTIONS GRANTED       IN FISCAL YEAR             SHARE           EXPIRATION DATE
ROLAND JONSSON                        375,357               11.9%               $2.23                11/30/2007

GARRY EBERHARDT                       375,357               11.9%               $2.23                11/30/2007

ROBERT VAN DUREN(1)                   375,357               11.9%               $2.23                11/30/2007
---------------------------------------------------------------------------------------------------------------------

(1) Mr. Van Duren's non-vested options were cancelled in April 1999 when he resigned as our Chairman of the Board, President and a Director.

     The exercise price for the options increases at a constant rate of 0.5% per month starting November 1997.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTIONS

     No options have been exercised before or during the last fiscal year.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Messrs. Eberhardt and Jonsson own 30% (20% directly and 10% by his wife, Helen Eberhardt) and 35%, respectively, of the outstanding voting stock of WinPoint and the holder of approximately 46.8% of the outstanding Common Stock of the Company. The Company's wholly-owned subsidiary, SmartAIM, entered into an Original Equipment Manufacturer (OEM) Source Code Access License and OEM Distribution Agreement with WinPoint in late 1997. The licensing agreement gives SmartAIM the right to use and resell any technology developed or licensed by WinPoint for at least 20 years for no charge. In addition, in late 1997, SmartAIM, WinPoint, each of the Messrs. Eberhardt and Jonsson, and certain other individuals entered into a consulting agreement. The consulting agreement obligates each of the individuals to dedicate their full-time efforts to the business of SmartAIM for three years.

     We were originally formed in April 1988 for the purpose of acquiring one or more businesses. In December 1997, we completed the acquisition of SmartAIM through an exchange of 22,665,000 shares of our common stock for 100% of the outstanding stock of Smart AIM, leaving SmartAIM as our wholly-owned subsidiary (Exchange). The former stockholders of SmartAIM owned approximately 84% of our outstanding common stock immediately following the Exchange.

RELATED PARTY TRANSACTIONS

We have party transactions with several of our directors and officers as well as other affiliated corporations. All related party transactions within the consolidated group have been eliminated.

1. During the year ended July 31, 1997, we had the following related party transactions with WinPoint:

  1.1. From inception through July 31, 1997, WinPoint acquired our common stock (giving effect to 523 for 1 exchange) through two conversions of accounts payable totaling $4,985,702 for 15,697,558 shares of common stock ($3,785,702 for 14,136,533 shares of common stock during the year ended July 31, 1997).

  1.2. As of July 31, 1997, we have deferred revenue totaling $2,725,000. On July 31, 1997, we assigned the rights of collection of all outstanding Marketing Agreements, at full contract value, less amounts already received by us, to WinPoint in exchange for a $2,540,000 reduction in amounts due to WinPoint. All remaining obligations under the Marketing Agreements reside with us.

  1.3. On July 16, 1997, we entered into an agreement with WinPoint to assign the rights to certain accounts receivable totaling approximately $172,000 in exchange for a reduction in amounts due to WinPoint.

  1.4. WinPoint provided certain management and programming services, facilities and supplies to us. WinPoint charged all costs back to us on a monthly basis. As discussed in Note 1.1, we exchanged common stock for certain of these services. For the year ended July 31, 1997, we incurred approximately $2,200,000 ($3,500,000 since inception) in charges from WinPoint (excluding the programming services that were capitalized). Amounts due from WinPoint total $3,825 as of July 31, 1997.

2. During the year ended July 31, 1998, we had the following related party transactions with WinPoint:

  2.1. We entered into an independent sales representative agreement on June 10, 1997 for the purpose of marketing its products through various channels. Under this agreement, the sales representative was granted the right to purchase up to 1.000 shares of our unregistered, restricted stock at a price of $560 per share. This agreement was terminated on November 4, 1997, at which point the rights expired unexercised.

2.2. We entered into four separate Marketing Agreements totaling $1 million with a related party. The contractual down payment of $100,000 was received from the related party. No revenue related to the Marketing Agreement has been recognized as of July 31, 1997, as none of the related pavilions have been installed in the related malls. The outstanding amount due under these Marketing Agreements was assigned to WinPoint in conjunction with the assignment of collection rights to all outstanding marketing agreements.

2.3. Per an agreement dated November 1, 1997, we agreed to pay and have paid WinPoint a monthly consulting fee of $9,000 per month, per person, which shall include full-time services of Garry Eberhardt, Roland Jonsson, three additional senior developers and Robert Van Duren. We also agreed to pay WinPoint a monthly fee of $4,500 which shall include full-time services of one junior developer and 100% of overhead charges which cover all office expenses, support staff and equipment of WinPoint.

2.4. The initial term of the agreement shall remain in effect for three years from its date, unless earlier terminated. It shall be automatically extended for one year periods unless at least thirty days prior to the end of the initial term or any extension term either party gives written notice of its intention to terminate this agreement. Prior to November 1, 1997, WinPoint provided certain management and programming services, facilities and supplies to us on a monthly basis. For the year ending July 31, 1998, total services provided by WinPoint for the above agreements were $1,294,844. Other additional costs for legal and marketing expenses totaled $125,425.

2.5. We capitalized $1,038,750 of software development costs. These costs were incurred by WinPoint and invoiced to us during the year ended July 31, 1998. During the year ended July 31, 1997 and the period from inception to July 31, 1996, we capitalized an additional $4,990,250 of software development costs from WinPoint.

2.6. During the year ended July 31, 1998, we purchased Pavilions totaling $1,420,000 from WinPoint. We also purchased computer equipment totaling $84,000 from WinPoint.

2.7. We entered into an Original Equipment Manufacturer (OEM) Source Code Access License and OEM Distribution Agreement ("License") with WinPoint in May 1996. The original License granted us the right to use, copy, market, and sub-license specified software of WinPoint, in exchange for a $1 fee and future royalty payments, as defined in the License. The license terminates upon the expiration of the last copyright (statutorily determined) license issued to us. On November 12, 1997, we amended the license with WinPoint by eliminating provisions for future royalty payments in exchange for 1,718 shares of SMART AIM stock valued at $2,000,000. These shares were subsequently converted into approximately 898,500 shares of our common stock.

2.8. As of July 31, 1998, we have a payable to WinPoint in the amount of $407,646.

3. In April 1999, we entered into employment agreements with Messrs. Jonsson and Eberhardt. These employment agreements are for a term of five years. The agreements provide that if there is a change-of-control in which more than 50% of our common stock is acquired by an individual or a group acting in concert, than the respective employee shall have the right to purchase 1.5 million shares of our common stock at a purchase price of $0.01 per share, regardless of the actual value of the common stock at the time of such corporate transaction. These agreements were approved by the holders of a majority of the outstanding shares of our common stock. These agreements were entered into for purposes of providing comfort to our key personnel that if there was a change-of-control, such personnel would receive adequate compensation.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table set forth certain information with respect to (i) each of our directors, (ii) Named Executives, (iii) all directors and executive officers as a group at July 31, 1998, including the number of shares beneficially owned by each of them, and (iv) each person known by us to own beneficially or of record more than 5% of the outstanding shares of Common Stock. Unless otherwise indicated below, the business address of each individual is the same as the address of our principal executive offices.


--------------------------------------------------------------------------------------------------------------
                                                                       PRE-OFFERING           POST-OFFERING
--------------------------------------------------------------------------------------------------------------
                                              NUMBER OF SHARES(2)   PERCENTAGE OF CLASS   PERCENTAGE OF CLASS
NAME OF SHAREHOLDER (1)
--------------------------------------------------------------------------------------------------------------

OFFICERS AND DIRECTORS

         Roland Jonsson                          16,629,484                47.9%                  41.2%

         Garry Eberhardt                         17,029,554                49.1%                  42.2%

         Officers and Directors as a
         Group (2 people)                        17,410,108                50.1%                  43.2%

5% SHAREHOLDERS
         WinPoint Retail Consulting
         Services, Inc.                          16,248,930                46.8%                  40.3%
--------------------------------------------------------------------------------------------------------------







(1) Unless otherwise indicated, the address of each beneficial owner is in the care of the Company, 11280 Hegel Road, Goodrich, Michigan 48438.
(2) Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. A person is deemed to be the beneficial owner of securities, which may be acquired by such person within 60 days from the date of this Prospectus upon the exercise of options, warrants, or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants or convertible securities that are held by such person (but not those held by any other person) and which are exercisable or convertible within 60 days of this Prospectus have been exercised or converted. Assumes a base of 40,332,096 shares of Common Stock outstanding immediately after this offering, before any consideration is given to other outstanding options.

                              PLAN OF DISTRIBUTION

GENERAL

     We are offering for sale in this offering a total of 5,610,098 shares of its Common Stock at a purchase price of $1.7825 per share to raise proceeds of up to $10,000,000 for us. There is no minimum amount and all proceeds will be received directly by us. We intend to sell all the common stock offered by this Prospectus directly to the public.

     The shares are being offered to the public through the directors and officers of the Company. No director or officer is affiliated with a securities broker or dealer. No commission or other sales compensation will be paid to any organizer in connection with this offering. We have not entered into any marketing or consulting agreement with a registered broker/dealer. If necessary, we may enter into an agreement with a registered broker/dealer to assist in the sale of Common Stock in this public offering, without notice to purchasers.

     None of our directors and officers participating in this offering are registered or licensed as a broker or dealer or an agent of a broker or dealer. Our unlicensed officers and directors will assist in sales activities in connection with this offering pursuant to an exemption from registration as a broker or dealer provided by Rule 3a4-1 promulgated under the Securities Exchange Act (Rule 3a4-1). Rule 3a4-1 generally provides that an "associated person of an issuer" of securities shall not be deemed a broker solely by participating in the sale of securities of the issuer if the associate meets certain conditions. Such conditions include, but are not limited to, that the associate participating in the sale of an issuer's securities not be compensated at the time of participating, that the person not be associated with a broker or dealer and that such person observe certain limitations on his participation in the sale of securities. For purposes of this exemption, "associated person of an issuer" also means any person who is a director, officer or employee of the issuer or a company that controls, is controlled by, or is under common control with, the issuer.

This offering will remain open until all of the common stock is sold unless sooner terminated by us in our sole discretion.

     Following our acceptance, subscriptions are binding on subscribers and may not be revoked by subscribers. We reserve the right to reject, in whole or in part and in our sole discretion, any subscription.


                                HOW TO SUBSCRIBE

     All subscriptions must be made by completing a Subscription Agreement. Additional copies of this Prospectus and the Subscription Agreement may be obtained by contacting us at the address set forth below. Subscriptions will not be binding on subscribers until accepted by us. SUBSCRIPTIONS WILL NOT BE ACCEPTED UNLESS ACCOMPANIED BY PAYMENT IN FULL AT THE SUBSCRIPTION PRICE. We reserve the right to reject any subscription, in whole or in part, with or without cause, but will inform the subscriber of the reason for such rejection. We will refuse any subscription by sending written notice to the subscriber by personal delivery or first-class mail within ten calendar days after receipt of the subscription, and the subscriber's Subscription Agreement and refund of payment will accompany the notice, together with a statement as to the reason for such rejection. Any Subscription Agreement which is completely and correctly filled out, which is accompanied by proper and full payment and which is physically received at our offices by any of our employees or agents, shall be deemed to have been accepted if it is not refused as hereinbefore provided within ten business days after such receipt.

     A completed Subscription Agreement and payment in full (made in the manner specified below) of the total subscription price for the number of shares subscribed should be mailed to us at the following address:

                              AIM Smart Corporation
                                11280 Hegel Road
                            Goodrich, Michigan 48438

     Subscriptions and payment in full also may be delivered in person to our office at 11280 Hegel Road, Goodrich, Michigan 48438 between 10:00 a.m. and 5:00 p.m., Monday through Friday. All subscriptions are final and will not be refunded unless the subscription is rejected by us.

     IMPORTANT: PAYMENTS MUST BE MADE IN UNITED STATES FUNDS BY CHECK, BANK DRAFT OR MONEY ORDER PAYABLE TO "AIM SMART CORPORATION". FAILURE TO INCLUDE THE FULL SUBSCRIPTION PRICE WITH THE SUBSCRIPTION AGREEMENT WILL RESULT IN OUR RETURN OF THE SUBSCRIPTION.

     We will deliver an effective Prospectus to all persons to whom the securities offered hereby are to be sold at least 48 hours prior to the acceptance or confirmation of sale to such persons or to send such a prospectus to such persons under circumstances that it would normally be received by them 48 hours prior to acceptance or confirmation of the sale. We expect to have multiple closings.

                            DESCRIPTION OF SECURITIES

     Upon the completion of this offering, our authorized capital stock will consist of 100,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our articles of incorporation and by-laws, which are included as exhibits to the registration statement of which this Prospectus forms a part, and by the provisions of applicable Colorado law.

COMMON STOCK

     As of May 31, 1999, there were 34,721,998 shares of Common Stock outstanding, held of record by 336 stockholders. In addition, as of May 31, 1999, there were options to purchase an aggregate of 3,476,741 shares of Common Stock outstanding. After giving effect to the sale of the shares offered by us in this offering, there will be 40,471,998 shares of Common Stock outstanding (assuming no exercise of outstanding options under our stock option plans and warrants after June 14, 1999).

     The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available for that purpose. SEE "DIVIDEND POLICY." In the event of our liquidation, dissolution or winding up, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. The outstanding shares of Common Stock to be issued upon completion of this offering will be fully paid and non-assessable.

PREFERRED STOCK

     The Board of Directors is authorized, without further stockholder approval, to issue from time to time up to an aggregate of 10,000,000 shares of Preferred Stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion right, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. We have no Preferred Stock outstanding and have no present plans to issue any shares of Preferred Stock.

                                 DIVIDEND POLICY

     We have never paid any dividends on our Common Stock. The Board of Directors has no current intention to declare dividends on the Common Stock in the foreseeable future and intends to follow a policy of retaining earnings, if any, to finance the growth of our business. Any future determination to declare dividends will be at the discretion of the Board of Directors and will be dependent on our results of operations, financial condition, contractual and legal restrictions and other factors deemed relevant by the Board of Directors at that time. In addition, the payment of cash dividends on the Common Stock in the future could be limited or prohibited by the terms of financing agreements that we may enter (e.g., a bank line of credit or an agreement relating to the issuance of other debt securities of the Company) or by the terms of any Preferred Stock that may be authorized and issued. SEE "DESCRIPTION OF SECURITIES."

 DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES
                                 ACT LIABILITIES

     Our by-laws provide that we may indemnify a person made a party to a proceeding because the person is or was a director or officer against liability incurred in the proceeding if:

     (1)    The person conducted himself or herself in a good faith; and

     (2)    The person reasonably believed:

        (A) In the case of conduct in an official capacity with us, that his or her conduct was in the Company's best interests; and

        (B) In all other cases, that his or her conduct was at least not opposed to our best interests; and

     (3) In case of any criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.

     We may not indemnify a director or officer:

     (1) In connection with a proceeding by us or in our right in which the director was adjudged liable to us; or

     (2) In connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the director was adjudged liable on the basis that he or she derived an improper personal benefit.

     Our by-laws also provide that we must indemnify a person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director, against reasonable expenses incurred by him or her in connection with the proceeding.

     Under certain circumstances, we may pay for or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding in advance of final disposition of the proceeding.

     A director or officer who is or was a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction.

     We may purchase and maintain insurance on behalf of a person who is or was a director, officer, employee, fiduciary, or agent of the Company, or who, while a director, officer, employee, fiduciary, or agent of the Company, is or was serving at the request of the Company as a director, officer, partner, trustee, employee, fiduciary, or agent of another domestic or foreign corporation or other person or of an employee benefit plan, against liability asserted against or incurred by the person in that capacity or arising from his or her status as a director, officer, employee, fiduciary, or agent, whether or not the Company would have power to indemnify the person against the same liability under the by-laws.

                                  LEGAL MATTERS

     Certain legal matters with respect to the validity of the shares offered hereby are being passed upon for us by Troop Steuber Pasich Reddick & Tobey, LLP, Los Angeles, California and the Law Offices of Baylee Reid, Birmingham, Michigan.

                                     EXPERTS

The Financial Statements at July 31, 1997 and 1998 included in this Prospectus have been audited by Merdinger, Fruchter, Rosen & Corso, P.C., New York City, New York, independent auditors, as stated in their report appearing herein and are included in reliance upon the report of such firm given upon their authority
as experts in accounting                    and                  auditing.

                              AIM SMART CORPORATION
                                 AND SUBSIDIARY
                        CONSOLIDATED FINANCIAL STATEMENTS



                                      INDEX
                                      -----


Independent Auditors' Report                                            F-2


Consolidated Balance Sheets                                             F-3


Consolidated Statements of Operations                                   F-4


Consolidated Statements of Stockholders' Equity                       F5 - F6


Consolidated Statements of Cash Flows                                 F7 - F8


Notes to Consolidated Financial Statement                             F9 - F22


                                      -F1-

                          INDEPENDENT AUDITORS' REPORT


TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF
AIM SMART CORPORATION

We have audited the accompanying consolidated balance sheets of AIM SMART CORPORATION AND SUBSIDIARY as of July 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AIM SMART CORPORATION AND SUBSIDIARY as of July 31, 1998 and 1997, and the results of its operations and its cash flows for each of the years then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the company will continue as a going concern. As shown in the accompanying financial statements, the Company has incurred significant operating losses to date and had negative cash flows from operations. Management's plans with respect to those matters are discussed in Note 1(a) to the financial statements. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                  MERDINGER, FRUCHTER, ROSEN & CORSO, P.C.
                                  Certified Public Accountants

New York, New York
February 26, 1999, except as to Note 10 which is as of June 14, 1999.


                                      -F2-

                              AIM SMART CORPORATION
                                 AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS


                                                                            January 31,              July 31,
                                                                            -----------    -------------------------
                                                                              1999             1998           1997
                                                                            -----------    -----------    ----------
      ASSETS                                                               (Unaudited)
CURRENT ASSETS
  Cash and Cash Equivalents                                                $     57,356    $ 1,048,159    $   33,197
  Accounts Receivable, net of allowance for
   doubtful accounts of $0 at July 31, 1998
   and 1997, respectively                                                         2,058         51,978         3,846
  Stock Subscription Receivable                                                       -              -       447,474
  Advances to Supplier                                                                -        313,460             -
  Due From Related Party                                                              -              -         3,825
  Prepaid Expenses and Other Current Assets                                      53,561          3,376             -
                                                                          -------------    -----------    ----------
      Total Current Assets                                                      112,975      1,416,973       488,342

Property and Equipment, net of accumulated
 depreciation of $340,887 and $85,393, at July 31,
 1998 and 1997, respectively                                                  1,190,965      1,461,279       203,210

Software License Costs, net of accumulated
 amortization of $472,222 and $0, at July 31,
 1998 and 1997, respectively                                                  1,194,445      1,527,778             -

Software Development Costs, net of accumulated
 amortization of $837,361 and $0, at July 31,
 1998 and 1997, respectively                                                  4,186,804      5,191,639     4,990,250
                                                                          -------------    -----------    ----------

      TOTAL ASSETS                                                         $  6,685,189    $ 9,597,669    $5,681,802
                                                                          -------------    -----------    ----------
                                                                          -------------    -----------    ----------
      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
    Accounts Payable and Accrued Expenses                                  $  3,414,788    $   656,327    $  180,689
    Current Portion of Obligations under Capital Leases                          63,380         90,299        81,963
    Deferred Revenue                                                                  -        800,000       200,000
    Due to Related Parties                                                       84,973        407,646             -
                                                                          -------------    -----------    ----------
       Total Current Liabilities                                              3,563,141      1,954,272       462,652

Long Term Portion of Obligations under Capital Leases                                 -         20,041       110,340
Note Payable                                                                    401,277              -             -
Deferred Revenue                                                              1,725,000      1,725,000     2,525,000
                                                                          -------------    -----------    ----------
       Total Liabilities                                                      5,689,418      3,699,313     3,097,992
                                                                          -------------    -----------    ----------
Commitments and Contingencies (Note 7)                                                -              -             -

STOCKHOLDERS' EQUITY
    Common Stock -  no par value; authorized 100,000,000
    shares; 27,721,540 and 27,344,271 issued and outstanding
    at July 31, 1998 and 1997, respectively                                  17,319,746     14,605,747     6,211,390
    Preferred Stock -  no par value; authorized
     10,000,000 shares; none issued and outstanding                                   -              -             -
    Accumulated Deficit                                                     (16,323,975)    (8,707,391)   (3,627,580)
                                                                          -------------    -----------    ----------
       Total Stockholders' Equity                                               995,771      5,898,356     2,583,810
                                                                          -------------    -----------    ----------

       TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                          $  6,685,189    $ 9,597,669   $ 5,681,802
                                                                          -------------    -----------    ----------
                                                                          -------------    -----------    ----------

The accompanying notes are an integral part of the consolidated financial statement.
                                      -F3-

                              AIM SMART CORPORATION
                                 AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                               For The
                                                           Six Months Ended            For The Years Ended
                                                              January 31,                   July 31,
                                                     ----------------------------  --------------------------
                                                        1999              1998          1998          1997
                                                     -----------      -----------    -----------  -----------
REVENUE                                                       (Unaudited)
    Marketing Services                               $ 1,965,594     $      4,738    $ 1,907,991   $  199,516
    Marketing Area Licenses                              800,000                -      200,000       25,000
                                                     -----------      -----------    -----------  -----------
       Total Revenue                                   2,765,594            4,738      2,107,991      224,516
                                                     -----------      -----------    -----------  -----------

COST OF REVENUE
    Lease Expense                                       3559,083           24,000      1,765,988       65,250
    Salary Expense                                     1,119,185           30,310        643,841       55,907
    Communications Expense                             1,558,262           11,491        189,677       17,896
    Outside Services                                       7,176           69,750         42,365       96,857
    Other                                                106,365            9,478         52,864       38,527
                                                     -----------      -----------    -----------  -----------
       Total Cost of Revenue                           6,350,071          145,029      2,694,735      274,437
                                                     -----------      -----------    -----------  -----------

GROSS PROFIT                                          (3,584,477)        (140,291)      (586,744)     (49,921)
                                                     -----------      -----------    -----------  -----------

SELLING, GENERAL AND
 ADMINISTRATIVE EXPENSES
    Salary and Employee Benefits                         734,023           85,845        554,933       49,194
    Depreciation and Amortization                      1,639,679          189,375      1,565,078       80,545
    Professional Fees                                    108,037          110,766        240,556      832,724
    Outside Services                                     824,250          927,080      1,779,876    1,083,027
    Travel and Entertainment                             186,494            8,976         55,911       44,470
    Rent Expense                                          19,516            6,417         11,817            -
    Marketing and Promotion                              193,072           19,492        106,673       49,133
    Communications Expense                                94,036           15,923         59,597           -
    Other General and Administrative Expenses            203,390           70,972         86,956       76,617
                                                     -----------      -----------    -----------  -----------
       Total Selling, General and
         Administrative Expenses                       4,002,497        1,434,846      4,461,397    2,215,710
                                                     -----------      -----------    -----------  -----------

LOSS FROM OPERATIONS                                  (7,586,974)      (1,575,137)    (5,048,141)  (2,265,631)

OTHER INCOME (EXPENSE)
    Interest Income                                        4,613            4,729           9,076           -
    Interest Expense                                     (16,192)         (21,750)       (40,746)     (34,747)
    Other Income                                         (18,031)               -              -            -
                                                     -----------      -----------    -----------  -----------
       Total Other Income (Expense)                      (29,610)         (17,021)       (31,670)     (34,747)
                                                     -----------      -----------    -----------  -----------

LOSS BEFORE INCOME TAXES                              (7,616,584)       1,592,158)    (5,079,811)  (2,300,378)


PROVISION FOR INCOME TAXES                                     -                -              -            -
                                                     -----------      -----------    -----------  -----------
NET LOSS                                             $(7,616,584)    $ (1,592,158)  $ (5,079,811) $(2,300,378)
                                                     -----------      -----------    -----------  -----------
                                                     -----------      -----------    -----------  -----------
NET LOSS PER COMMON SHARE
    Basic                                               $(   .26)    $ (      .06)         $(.19)       $(.14)
                                                     -----------      -----------    -----------  -----------
                                                     -----------      -----------    -----------  -----------
    Diluted                                             $(   .26)    $ (      .06)         $(.19)       $(.14)
                                                     -----------      -----------    -----------  -----------
                                                     -----------      -----------    -----------  -----------

The accompanying notes are an integral part of the consolidated financial statement.

                                      -F4-

                              AIM SMART CORPORATION
                                 AND SUBSIDIARY
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                        FOR THE YEAR ENDED JULY 31, 1997



                                                                     Common Stock                        Stock Held
                                                            ----------------------------                  in Escrow
                                                              Shares           Amount                  ------------
                                                            -----------     ------------
Balance at July 31, 1996                                     10,000,000     $    200,195               $(   175,000)
Giving Effect to 523 for 1Exchange                            4,683,599        1,200,666                         -
                                                            -----------      -----------               ------------

Balance at July 31, 1996, Restated                           14,683,599        1,400,861                (   175,000)

Cancellation of Common Stock Held in Escrow                  (7,000,000)     (   175,000)                   175,000

Issuance of Common Stock for Cash
 Giving Effect to 523 for 1 Exchange                            709,937          203,758                          -
Issuance of Common Stock for Accounts
  Payable Giving Effect to 523 for 1 Exchange                14,136,533        3,785,702                          -
Issuance of Common Stock for Obligations
 Under Capital Leases Giving Effect to 523
 For 1 Exchange                                                 214,340           57,450                          -
Issuance of Common Stock for Compensation and
 Commission Giving Effect to 523 for 1 Exchange                 520,690          141,085                          -
Issuance of Common Stock for Subscription
 Receivable Giving Effect to 523 for 1 Exchange                 784,172          789,474                          -
Issuance of Common Stock for Services                         1,295,000            3,238                          -

Issuance of Common Stock for Cash                             2,000,000            5,000                          -
Offering Costs                                                        -       (      178)                         -
Net Loss for the Year Ended July 31, 1997                             -                -                          -
                                                            -----------      -----------               ------------
Balance at July 31, 1997                                     27,344,271      $ 6,211,390               $          -
                                                            -----------      -----------               ------------
                                                            -----------      -----------               ------------


                                                                                                            Total
                                                              Preferred             Accumulated          Stockholders'
                                                                Stock                 Deficit               Equity
                                                            -------------          -------------         -------------

Balance at July 31, 1996                                    $           -          $(     30,027)        $(      4,832)
Giving Effect to 523 for 1Exchange                                      -             (1,297,175)         (     96,509)
                                                            -------------            -----------         -------------

Balance at July 31, 1996, Restated                                      -             (1,327,202)          (   101,341)

Cancellation of Common Stock Held in Escrow                             -                      -                     -

Issuance of Common Stock for Cash
 Giving Effect to 523 for 1 Exchange                                    -                      -               203,758
Issuance of Common Stock for Accounts
  Payable Giving Effect to 523 for 1 Exchange                           -                      -             3,785,702
Issuance of Common Stock for Obligations
 Under Capital Leases Giving Effect to 523
 For 1 Exchange                                                         -                      -                57,450
Issuance of Common Stock for Compensation and
 Commission Giving Effect to 523 for 1 Exchange                         -                      -               141,085
Issuance of Common Stock for Subscription
 Receivable Giving Effect to 523 for 1 Exchange                         -                      -               789,474
Issuance of Common Stock for Services                                   -                      -                 3,238

Issuance of Common Stock for Cash                                       -                      -                 5,000
Offering Costs                                                          -                      -            (      178)
Net Loss for the Year Ended July 31, 1997                               -             (2,300,378)           (2,300,378)
                                                            -------------           -----------          -------------
Balance at July 31, 1997                                    $           -            $(3,627,580)          $ 2,583,810
                                                            -------------            -----------         -------------
                                                            -------------            -----------         -------------

The accompanying notes are an integral part of the consolidated financial statement.


                                                               - F5 -

                              AIM SMART CORPORATION
                                 AND SUBSIDIARY
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                        FOR THE YEAR ENDED JULY 31, 1998



                                                                    Common Stock
                                                            ----------------------------                Stock Held
                                                               Shares           Amount                  in Escrow
                                                            -----------      -----------              ------------
Balance at July 31, 1997                                     27,344,271      $ 6,211,390              $          -


Common Stock Cancelled During the Year                       (1,960,000)              -                          -

Issuance of Common Stock Giving
 Effect to 523 for 1 Exchange                                 1,615,729        3,584,000                         -

Issuance of Common Stock                                        721,540        5,351,177                         -

Offering Costs                                                       -     (     540,820)                        -

Net Loss for the Year Ended
 July 31, 1998                                                       -                    -                      -
                                                            -----------      -----------              ------------

Balance at July 31, 1998                                     27,721,540     $ 14,605,747              $          -
$ 5,898,356

Issuance of Common Stock (Unaudited)                          3,524,675        2,713,999                         -

Net Loss for the Six Months
 Ended January 31, 1999 (Unaudited)                                   -                -                         -
                                                            -----------      -----------              ------------
Balance at January 31, 1999 (Unaudited)                      31,246,215     $ 17,319,746              $
                                                            -----------      -----------              ------------
                                                            -----------      -----------              ------------



                                                                                                           Total
                                                             Preferred            Accumulated          Stockholders'
                                                               Stock                Deficit                Equity
                                                           ------------          ------------           ------------
Balance at July 31, 1997                                   $          -           $(3,627,580)           $ 2,583,810


Common Stock Cancelled During the Year                                -                     -                      -

Issuance of Common Stock Giving
 Effect to 523 for 1 Exchange                                         -                     -              3,584,000

Issuance of Common Stock                                              -                     -              5,351,177

Offering Costs                                                        -                     -            (   540,820)

Net Loss for the Year Ended
 July 31, 1998                                                        -            (5,079,811)            (5,079,811)
                                                           ------------          ------------           ------------

Balance at July 31, 1998                                   $          -           $(8,707,391)           $         -
$ 5,898,356

Issuance of Common Stock (Unaudited)                                  -                     -              2,713,999

Net Loss for the Six Months
 Ended January 31, 1999 (Unaudited)                                    -         (  7,616,584)           ( 7,616,584)
                                                           ------------          ------------           ------------
Balance at January 31, 1999 (Unaudited)                         -                $(16,323,975)           $   995,771
                                                           ------------          ------------           ------------
                                                           ------------          ------------           ------------

The accompanying notes are an integral part of the consolidated financial statement.


                                     - F6 -

                              AIM SMART CORPORATION
                                 AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                      For The
                                                                  Six Months Ended               For The Years Ended
                                                                        January 31,                        July 31,
                                                            --------------------------     ---------------------------------------

                                                                1999          1998           1998          1997           1996
                                                            -----------    -----------     ------------  -----------   -----------
                                                                   (Unaudited)
CASH FLOW FROM OPERATING ACTIVITIES
   Net Loss                                                 $(7,616,584)   $(1,592,158)     $(5,079,811) $(2,300,378)  $(1,297,175)
   Adjustments to Reconcile Net Loss to Net
    Cash Used in Operating Activities
   Depreciation and Amortization                              1,639,679        189,375        1,565,078       80,545         6,222
   Common Stock Issued for Services and for
    Interest on Obligations Under Capital Leases                     -              -               -        162,492             -
   Changes in Certain Assets and Liabilities:
      Decrease (Increase) in Accounts Receivable                 49,920          1,089      (    48,132) (   139,780)            -
      Marketing Area License Receivables, net of
        Related Deferred Revenue                                     -               -                -       75,000       110,000
      Decrease (Increase) in Advances to Suppliers              313,460              -      (   313,460)          -              -
      Increase in Prepaid Expenses and
       Other Current Assets                                 (    50,185)    (   11,679)     (     3,376)           -    (   35,666)
      Decrease in Due From Related Party                              -          3,825            3,825           -              -
      Increase (Decrease) in Accounts Payable and
        Accrued Expenses                                      2,758,461     (   16,544)         475,638       55,570       120,109
      Decrease in Deferred Revenue                          (   800,000)             -      (   200,000)           -             -
      (Decrease) Increase in Due to Related Parties         (   322,673)       437,500          407,646    1,578,486     1,124,742
                                                            -----------    -----------     ------------  -----------   -----------
Total Cash Used in Operating Activities                      (4,027,922)    (  988,592)      (3,192,592) (   488,065)       28,232
                                                            -----------    -----------     ------------  -----------   -----------

CASH FLOWS FROM INVESTING ACTIVITIES
   Increase of Property and Equipment                       (    31,197)    (  171,417)      (1,513,563) (    11,875)   (   24,102)
   Increase in Software Development Costs                             -     (  980,250)      (1,038,750)           -             -
                                                            -----------    -----------     ------------  -----------   -----------
Total Cash Used in Investing Activities                    (     31,197)    (1,151,667)      (2,552,313) (    11,875)   (   24,102)
                                                            -----------    -----------     ------------  -----------   -----------

CASH FLOWS FROM FINANCING ACTIVITIES
   (Increase) Decrease in Stock Subscription Receivable               -     (3,552,526)         447,474            -             -
   Contribution to Capital                                    2,714,000      5,848,765        6,601,852      550,758           666
   Offering Costs                                                     -    (   222,239)     (   207,496)           -             -
   Convertible Loan                                             401,277        340,000                -            -             -
   Payments on Capital Leases                              (     46,961)   (    39,110)     (     1,963)  (   17,621)  (     4,796)
                                                            -----------    -----------     ------------  -----------   -----------
Total Cash Provided by Financing Activities                   3,068,316      2,374,890        6,759,867      533,137   (     4,130)
                                                            -----------    -----------     ------------  -----------   -----------

NET (DECREASE) INCREASE IN CASH AND
 CASH EQUIVALENTS                                            (  990,803)       234,631        1,014,962       33,197             -

CASH AND CASH EQUIVALENTS -
 BEGINNING OF YEA  R                                          1,048,159         33,197           33,197            -             -
                                                            -----------    -----------     ------------  -----------   -----------
CASH AND CASH EQUIVALENTS -
 END OF YEAR                                                $    57,356    $   267,828      $ 1,048,159  $    33,197   $         -
                                                            -----------    -----------     ------------  -----------   -----------
                                                            -----------    -----------     ------------  -----------   -----------
CASH PAID DURING THE YEAR FOR:
   Interest Expense                                         $    16,192    $    21,750     $     40,746  $    16,758   $         -
                                                            -----------    -----------     ------------  -----------   -----------
                                                            -----------    -----------     ------------  -----------   -----------
   Income Taxes                                             $         -    $         -     $          -  $         -   $         -
                                                            -----------    -----------     ------------  -----------   -----------
                                                            -----------    -----------     ------------  -----------   -----------

The accompanying notes are an integral part of the consolidated financial statement.


                                     - F7 -

                              AIM SMART CORPORATION
                                 AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING ACTIVITIES

a) WinPoint has acquired common stock of the Company through a conversion of accounts payable totaling $3,785,702 for 14,136,533 shares of common stock (giving effect to 523 for 1 exchange) during the year ended July 31, 1997. (See Note 5(a)).

b) On July 16, 1997, the Company entered into an agreement with WinPoint to assign the rights to certain accounts receivable totaling approximately $172,000 in exchange for a reduction in amounts Due to WinPoint. (See
       Note 5(c)).

c) On July 31, 1997, the Company assigned the rights of collection of all outstanding Marketing Agreements, at full contract value less amounts already received by the Company, to WinPoint in exchange for a $2,540,000 reduction in amounts Due to WinPoint. (See Note 5(b)).

d) On November 12, 1997, the Company purchased various software license costs. These costs represent various royalty and license fees the Company must pay to utilize software licensed and patented by WinPoint Retail Consulting Services, Inc., a related third party. The purchase was consummated for a purchase price totaling $2,000,000. In payment, the Company's subsidiary Smart Aim issued 1,718 shares of its common stock. (See Note 5(j)).

e) The Company incurred offering costs of $333,325 during the year ended July 31, 1998. These costs were incurred relating to the issuance of common stock at purchase price below its market value.























The accompanying notes are an integral part of the consolidated financial statement.

                                     - F8 -

AIM SMART CORPORATION
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JULY 31, 1998 AND 1997



NOTE 1 -   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

           a)     BASIS OF PRESENTATION
                  The accompanying consolidated financial statements include the accounts of AIM Smart Corporation (the "Company"), formerly known as Gatwick, LTD. ("Gatwick"), a holding company organized under the laws of Colorado on April 27, 1988 and its wholly-owned subsidiary, Smart AIM Corporation ("SMART AIM"), acquired on December 3, 1997. (See Note 3). Smart AIM was incorporated under the laws of Michigan on March 4, 1996. In December 1997, the Company changed its name to AIM Smart. The Company is publicly traded and is currently exempt from the requirement to register with the United States Security and Exchange Commission. The Company ceased being a development stage company during the year. (See Note 1(m)).

                  The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. However, the Company has experienced net operating losses of $8,707,391 since inception. In addition, the Company has used, rather than provided, cash from its operations. These factors raise substantial doubt about the Company's ability to continue as going concern. In view of the matters described above, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon the Company's ability to raise sufficient capital to fund its working capital requirements until the Company can generate sufficient sales volume to cover its operating expenses. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

                  All significant intercompany accounts and transactions have been eliminated in consolidation.

           b)     LINE OF BUSINESS
                  The Company is a communication and media company primarily engaged in the development and implementation of a nationwide advertising and merchandising network through the placement of computerized pavilions in large malls throughout the United States. In addition to providing a channel for advertising, the pavilions will also serve as a gateway to providing Intranet and Internet access to customers of the participating retailers. The intranet component is designed to provide customers on-line ability to purchase the goods of participating retailers.

           c)     USE OF ESTIMATES
                  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.


                                      - F9-

                              AIM SMART CORPORATION
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JULY 31, 1998 AND 1997


NOTE 1 -   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

           d)     CONCENTRATION OF CREDIT RISK
                  The Company places its cash in what it believes to be credit-worthy financial institutions. However, cash balances exceeded FDIC insured levels at various times during the year. As of July 31, 1998, the Company had non-insured funds of $1,106,000.

           e)     REVENUE RECOGNITION
                  The Company has entered into several marketing area license and distribution agreements (Marketing Agreements) whereby the Company has granted the contracted party an exclusive license to market and distribute its product for installation and use in a defined marketing area in exchange for payments totaling $250,000. The Marketing Agreements generally require a down payment ranging from 4% to 25% of the contract amount with the remaining payments being due over a period of 24 to 60 months. (See Note 5(d)). The contracted party receives 5% to 8% of net profit generated by the pavilions, as defined in the related contract. Net profits have not been generated through July 31, 1998.

                  Revenue realized from the Marketing Agreements is recognized ratably upon the installation of computerized pavilions in the related malls. Revenue is recognized at the point at which no significant remaining obligations to the customers exist.

                  Deferred revenue mainly represents the portion of revenue received under the Marketing Agreements whereby the company has granted the contracted party an exclusive license to market and distribute its product for installation and use in a defined marketing area in exchange for payments totaling $250,000. Revenue from these agreements is deferred until such time that the Pavilion is installed and on-line at the defined marketing area.

                  Marketing service revenue arises from pavilion advertising and intranet sales agreements entered into with the mall retailers. Revenue is recognized at the point the advertising occurs and the intranet service is provided.

           f)     CASH AND CASH EQUIVALENTS
                  The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

           g)     PROPERTY AND EQUIPMENT
                  Property and equipment is stated at cost. Depreciation is computed using the straight-line method based upon the estimated useful lives of the assets. Maintenance and repairs are charged to expense as incurred.


                                     - F10 -

                              AIM SMART CORPORATION
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JULY 31, 1998 AND 1997


NOTE 1 -          SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

           h)     SOFTWARE LICENSE COST
                  Software license cost is recorded at its fair market value at date of purchase. These costs represent various royalty and license fees the Company must pay to utilize software licensed and patented by WinPoint Retail Consulting Services, Inc. ("WinPoint"), a related third party. (See Note 5 (f)). Amortization is computed using the straight-line method over a period of three years.

           i)     SOFTWARE DEVELOPMENT COSTS
                  All software development work is performed by WinPoint (See
                  Note 5) and subsequently charged to the Company. Software development costs incurred prior to the establishment of technological feasibility are expensed as incurred. Software development costs incurred subsequent to the establishment of technological feasibility are capitalized, if material. The establishment of technological feasibility and the ongoing assessment of the recoverability of these costs require considerable judgement by management with respect to certain external factors, including, but not limited to, anticipated future gross product revenue, estimated economic product lives and changes in software and hardware technology.

                  As of July 31, 1998, the Company has capitalized $6,029,000 of software development costs ($1,038,750 were capitalized during the year ended July 31, 1998, $3,529,500 were capitalized during the year ended July 31, 1997 and $1,460,750 were capitalized during the period from inception to July 31,
                  1996). The Company started amortizing these costs during the year ended July 31, 1998. Amortization did not begin before since the product related to the development efforts was not available for general release to customers. Amortization expense for the year ended July 31, 1998 totaled $837,161.

           j)     INCOME TAXES
                  Income taxes are provided for based on the liability method of accounting pursuant to Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes". The liability method requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the reported amount of assets and liabilities and their tax basis.

           k)     FAIR VALUE OF FINANCIAL INSTRUMENTS
                  The carrying value of cash and cash equivalents, accounts receivable, advances to supplier, accounts payable and accrued expenses, approximates fair value due to the relatively short maturity of these instruments.


                                     - F11 -

                              AIM SMART CORPORATION
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JULY 31, 1998 AND 1997


NOTE 1 -          SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

           l)     OFFERING COSTS
                  Offering costs consist primarily of professional fees. These costs are charged against the proceeds of the sale of common stock in the periods in which they occur.

           m)     DEVELOPMENT STAGE COMPANY
                  From inception to March 1, 1998, the Company was in the development stage. Through March 1, 1998, the Company had a deficit accumulated during the development stage of approximately $6,500,000.

           n)     LONG-LIVED ASSETS
                  In March 1995, Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of", was issued ("SFAS No. 121"). SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used or disposed of by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company has adopted this statement and determined that no impairment loss need be recognized for applicable assets of continuing operations.

           o)     STOCK-BASED COMPENSATION
                  Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", ("SFAS No. 123") encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock.

           p)     EARNINGS PER SHARE
                  During 1997, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"), which requires presentation of basic earnings per share ("Basic EPS") and diluted earnings per share ("Diluted EPS").

                  The computation of basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of outstanding common shares during the period. Diluted earnings per share gives effect to all dilutive potential common shares outstanding during the period. The computation of diluted EPS does not assume conversion, exercise or contingent exercise of securities that would have an anti-dilutive effect on earnings.


                                     - F12 -

                              AIM SMART CORPORATION
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JULY 31, 1998 AND 1997

NOTE 1 -          SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

           p)     EARNINGS PER SHARE (CONTINUED)
                  The shares used in the computation were as follows:

                  July 31,
                  --------                       1998                1997
                                              ----------          ----------
                  Basic                       26,747,000          16,439,000
                                              ----------          ----------
                                              ----------          ----------
                  Diluted                     26,747,000          16,439,000
                                              ----------          ----------
                                              ----------          ----------

           q)     COMPREHENSIVE INCOME
                  In June 1997, Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income", was issued ("SFAS No. 130"). SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components in the financial statements. As of July 31, 1998, the Company has no items that represent comprehensive income, therefore, has not included a schedule of comprehensive income in the financial statements.

           r)     IMPACT OF YEAR 2000 ISSUE
                  During the year ended July 31, 1998, the Company conducted an assessment of issues related to the Year 2000 and determined that it was necessary to modify or replace portions of its software in order to ensure that its computer systems will properly utilize dates beyond December 31, 1999. The Company expects to complete any Year 2000 systems modifications and conversions by the beginning of 1999. Currently, the Company does not expect that costs associated with becoming Year 2000 compliant to be material. At this time, the Company cannot determine the impact the Year 2000 will have on its key customers or suppliers. If the Company's customers or suppliers do not convert their systems to become Year 2000 compliant, the Company may be adversely impacted. The Company is addressing these risks in order to reduce the impact on the Company.

           s)     RECENT ACCOUNTING PRONOUNCEMENTS
                  Additionally, during 1998, the FASB issued statement of Financial Accounting Standards No. 131 (SFAS No. 131), "Disclosure About Segments of an Enterprise and Related Information" which changes the way public companies report information about segments. SFAS No. 131, which is based on the selected segment information quarterly and entity-wide disclosures about products and services, major customers, and the material countries in which the entity holds assets and reports revenue. This statement is effective for the Company's 1998 fiscal year. The Company is in the process of evaluating the disclosure requirements under this standard.

                  During 1998, the American Institute of Certified Accountants' Executive Committee issued Statement of Position Number 98-1n (SOP 98-1), "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use". SOP 98-1 is effective for fiscal years beginning after December 15, 1998. Management believes that the Company is substantially in compliance with this pronouncement and that the implementation of this pronouncement will not have a material effect on the Company's financial position, results of operations or cash flows.


                                     - F13 -

                              AIM SMART CORPORATION
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JULY 31, 1998 AND 1997


NOTE 1 -          SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         t)       UNAUDITED FINANCIAL STATEMENTS
                  The financial statements for the six months ended January 31, 1999 and 1998 are unaudited; however, in the opinion of management, such statements include all adjustments (consisting solely of normal recurring adjustments) necessary to a fair presentation of the financial position, results of operations and changes in financial position of the Company. The results of operations for the six months ended January 31, 1999 are not necessarily indicative of the results to be obtained for the full fiscal year.

NOTE 2 -          PROPERTY AND EQUIPMENT

                  Property and equipment is summarized as follows:

                  July 31,
                  --------                                              1998                1997
                                                                    -----------         -----------
                  Pavilions                                         $ 1,704,000         $   284,000
                  Computer and Other Equipment                           98,166               4,603
                                                                    -----------         -----------
                                                                      1,802,166             288,603
                  Less:  Accumulated Depreciation                   (   340,887)        (    85,393)
                                                                    -----------         -----------
                     Property and Equipment, net                    $ 1,461,279         $   203,210
                                                                    -----------         -----------
                                                                    -----------         -----------

                  Depreciation expense for the years ended July 31, 1998 and 1997 was $255,494 and $80,545, respectively.

NOTE 3 -          ACQUISITION

                  On December 3, 1997, the Company acquired 100% of the issued and outstanding shares of Smart Aim Corporation ("Smart AIM") through a share exchange agreement, dated November 14, 1997. This acquisition was effected through the exchange of approximately 523 shares of the Company's no par value, common stock for each share of Smart AIM's issued and outstanding common stock. Smart AIM's shares were exchanged, and represented control of Smart AIM immediately before and after the exchange of shares.

                  At the date of consummation, the former shareholders of Smart AIM's common stock owned approximately 84% of the 27 million outstanding shares of the Company's common stock and nominated all of the directors of the Company. This action effectively allows the former holders of Smart AIM's common stock to control the Company.

                  Due to the fact that the exchange of shares occurred among entities under common control, the financial statements reflect the historical financial statements of the entity acquired, similar to a pooling of interests.


                                     - F14 -

                              AIM SMART CORPORATION
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JULY 31, 1998 AND 1997



NOTE 4 -          INCOME TAXES

                  The components of the provision for income taxes are as follows:

                  July 31,
                  --------                                                    1998               1997
                                                                          -----------        -----------
                     Current Tax Expense
                       U.S. Federal                                       $         -        $         -
                       State and Local                                              -                  -
                                                                          -----------        -----------
                     Total Current                                                  -                  -
                                                                          -----------        -----------

                     Deferred Tax Expense
                       U.S. Federal                                       $         -        $         -
                     State and Local                                                -                  -
                                                                          -----------        -----------
                     Total Deferred                                                 -                  -
                                                                          -----------        -----------

                     Total Tax Provision from Continuing Operations       $         -        $         -
                                                                          -----------        -----------
                                                                          -----------        -----------

                  The reconciliation of the effective income tax rate to the Federal statutory rate is as follows:


                     Federal Income Tax Rate                                   (  34.0)%
                        Deferred Tax Charge (Credit)                               -
                        Effect on Valuation Allowance                             34.0%
                     State Income Tax, Net of Federal Benefit                        -
                                                                                --------
                     Effective Income Tax Rate                                      0.0%
                                                                                --------
                                                                                --------

                  At July 31, 1998 and 1997, the Company had net carryforward losses of approximately $12,800,000 and $7,050,000 that can be utilized to offset future taxable income through 2013. Utilization of these net carryforward losses is subject to the limitations of Internal Revenue Code Section 382. Because of the current uncertainty of realizing the benefit of the tax carryforward, a valuation allowance equal to the tax benefit for deferred taxes has been established. The full realization of the tax benefit associated with the carryforward depends predominantly upon the Company's ability to generate taxable income during the carryforward period.









                                     - F15 -

                              AIM SMART CORPORATION
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JULY 31, 1998 AND 1997


NOTE 4 -          INCOME TAXES (Continued)

                  Deferred tax assets and liabilities reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are summarized as follows:

                                                                                                 July 31,
                                                                                     --------------------------------
                                                                                          1998                1997
                                                                                     ------------        ------------
                     Start-up Costs                                                  $    259,000        $    344,900
                     Depreciation                                                          20,000               9,900
                     Capitalized Software                                              (1,765,000)         (1,618,700)
                     Deferred Revenue                                                           -              62,900
                     Accruals                                                                   -              18,700
                     Net Operating Loss Carryforwards                                   4,350,000           2,391,800
                                                                                     ------------        ------------
                                                                                        2,864,000           1,209,500
                     Less:  Valuation Allowance                                        (2,864,000)         (1,209,500)
                                                                                     ------------         -----------
                     Net Deferred Tax Assets                                         $          -        $          -
                                                                                     ------------        ------------
                                                                                     ------------        ------------

                  Net operating loss carryforwards expire starting in 2007 through 2013.

NOTE 5 -          RELATED PARTY TRANSACTIONS

                  The Company has related party transactions with several directors and officers of the Company as well as other affiliated corporations. All related party transactions within the consolidated group have been eliminated.

                  During the year ended July 31, 1997, the Company had the following related party transactions with WinPoint:

                    a) From inception through July 31, 1997, WinPoint acquired common stock of the Company (giving effect to 523 for 1 exchange) through two conversions of accounts payable totaling $4,985,702 for 15,697,558 shares of common stock ($3,785,702 for 14,136,533 shares of common stock during the year ended July 31, 1997).

                    b) As of July 31, 1997, the Company has deferred revenue totaling $2,725,000. On July 31, 1997, the Company assigned the rights of collection of all outstanding Marketing Agreements, at full contract value, less amounts already received by the Company, to WinPoint in exchange for a $2,540,000 reduction in amounts Due to WinPoint. All remaining obligations under the Marketing Agreements reside with the Company.

                    c) On July 16, 1997, the Company entered into an agreement with WinPoint to assign the rights to certain accounts receivable totaling approximately $172,000 in exchange for a reduction in amounts Due to WinPoint.


                                     - F16 -

                              AIM SMART CORPORATION
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JULY 31, 1998 AND 1997



NOTE 5 -                 RELATED PARTY TRANSACTIONS (Continued)

                    d) WinPoint provided certain management and programming services, facilities and supplies to the Company. WinPoint charged all costs back to the Company on a monthly basis. As discussed in Note 5(a), the Company exchanged common stock for certain of these services. For the year ended July 31, 1997, the Company incurred approximately $2,200,000 ($3,500,000 since inception) in charges from WinPoint (excluding the programming services that were capitalized as discussed in Note 1(i). Amounts due from WinPoint total $3,825 as of July 31, 1997.

                         During the year ended July 31, 1998, the Company had the following related party transactions with WinPoint:

                    e) The Company entered into an independent sales representative agreement on June 10, 1997 for the purpose of marketing its products through various channels. Under this agreement, the sales representative was granted the right to purchase up to
                         1.000 shares of non-registered, restricted stock of the Company at a price of $560 per share. This agreement was terminated on November 4, 1997, at which point the rights expired unexercised.

                    f) The Company entered into four separate Marketing Agreements totaling $1 million with a related party. The contractual downpayment of $100,000 was received from the related party. No revenue related to the Marketing Agreement has been recognized as of July 31, 1997, as none of the related pavilions have been installed in the related malls. The outstanding amount due under these Marketing Agreements was assigned to WinPoint in conjunction with the assignment of collection rights to all outstanding marketing agreements. (See Note 5 (b)).

                    g) Per an agreement dated November 1, 1997, the Company shall pay WinPoint a monthly consulting fee of $9,000 per month, per person, which shall include full-time services of Garry Eberhardt, Roland Jonsson, three additional senior developers and Robert Van Duren. The Company also agrees to pay WinPoint a monthly fee of $4,500 which shall include full-time services of one junior developer and 100% of overhead charges which cover all office expenses, support staff and equipment of WinPoint.

                         The initial term of the agreement shall remain in effect for three years from its date, unless earlier terminated. It shall be automatically extended for one year periods unless at least thirty days prior to the end of the initial term or any extension term either party gives written notice of its intention to terminate this agreement. Prior to November 1, 1997, WinPoint provided certain management and programming services, facilities and supplies to the company on a monthly basis. For the year ending July 31, 1998, total services provided by WinPoint for the above agreements were $1,294,844. Other additional costs for legal and marketing expenses totaled $125,425.


                                     - F17 -

                              AIM SMART CORPORATION
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JULY 31, 1998 AND 1997



NOTE 5 -          RELATED PARTY TRANSACTIONS (Continued)

           h) As discussed in Note 1(i), the Company capitalized $1,038,750 of software development costs. These costs were incurred by WinPoint and invoiced to the Company during the year ended July 31, 1998. During the year ended July 31, 1997 and the period from inception to July 31, 1996, the Company capitalized an additional $4,990,250 of software development costs from WinPoint.

           i) During the year ended July 31, 1998, the Company purchased Pavilions totaling $1,420,000 from WinPoint. The Company also purchased computer equipment totaling $84,000 from WinPoint.

           j)     The Company entered into an Original Equipment Manufacturer
                  (OEM) Source Code Access License and OEM Distribution Agreement ("License") with WinPoint in May 1996. The original License granted the Company the right to use, copy, market, and sub-license specified software of WinPoint, in exchange for a $1 fee and future royalty payments, as defined in the License. The license terminates upon the expiration of the last copyright (statutorily determined) license issued to the Company. On November 12, 1997, the Company amended the license with WinPoint by eliminating provisions for future royalty payments in exchange for 1,718 shares of SMART AIM stock valued at $2,000,000. These shares were subsequently converted into approximately 898,500 shares of the Company's common stock. (See Note 3).

           k) As of July 31, 1998, the Company has a payable to WinPoint in the amount of $407,646.

NOTE 6 -          CONCENTRATION OF CREDIT RISK

                  During the year ended July 31, 1998, the Company had revenue from one customer ("Customer") that accounted for approximately 51% of total revenue for the year. At July 31, 1998, 99% of the accounts receivable balance outstanding was due from the customer. The receivable was collected by the Company subsequent to year-end. During the year ended July 31, 1998, the Company issued a credit to the customer totaling $631,040.










                                     - F18 -

                              AIM SMART CORPORATION
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JULY 31, 1998 AND 1997



NOTE 7 -      COMMITMENTS AND CONTINGENCIES

           a) The Company leases mall space under non-cancelable operating lease agreements that expire at various times over the next five years. Future minimum lease payments under these non-cancelable operating leases are as follows:


                  July 31,
                  --------
                  1999                                     $   9,102,000
                  2000                                         9,102,000
                  2001                                         9,102,000
                  2002                                         9,102,000
                  2003                                         3,305,000
                                                           -------------
                   Total                                   $  39,713,000
                                                           -------------
                                                           -------------

                  Rent expense under mall leases for the year ending July 31, 1998 was $1,765,988.

           b) Rent expense under operating leases less than one year totaled $11,817 for the year ending July 31, 1998.

           c) The Company leases pavilion structures under non-cancelable capital leases expiring through fiscal year 2000. Assets recorded under capital leases have a cost of $254,000 and accumulated depreciation of $159,755 as of July 31, 1998.

                  The following is a schedule by years of the Company's future minimum annual lease payments required under capital leases together with the present value of the minimum lease payments:


                                                                                                  July 31,
                                                                                     --------------------------------
                                                                                          1998                1997
                                                                                     --------------      ------------
                  Year ending July 31,
                  --------------------
                  1998                                                               $          -        $    110,916
                  1999                                                                    102,852             102,852
                  2000                                                                     20,844              20,844
                                                                                     ------------        ------------
                     Total Minimum Lease Payments                                         123,696             234,612
                  Less:  Amounts Representing Interest                                (    13,356)        (    42,309)
                                                                                     ------------        ------------
                  Present Value of Minimum Lease Payments                                 110,340             192,303
                  Less:  Current Portion Under Capital Leases                         (    90,299)        (    81,963)
                                                                                     ------------        ------------
                  Long-Term Portion Under Capital Leases                             $     20,041        $    110,340
                                                                                     ------------        ------------
                                                                                     ------------        ------------

           d) The Company has various non-complete employment contracts with employees that expire after a period of two years.


                                     - F19 -

                              AIM SMART CORPORATION
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JULY 31, 1998 AND 1997



NOTE 7 -      COMMITMENTS AND CONTINGENCIES (Continued)

           e) On October 22, 1997, the Company entered into a three-year agreement with The Winslow Group Consultants, Inc. ("Winslow"). The agreement stipulates that Winslow will manage the Company's sales force in exchange for an established monthly retainer of $20,000 and the reimbursement of certain expenditures, as defined in the related agreement. This agreement was cancelled subsequent to July 31, 1998. (See Note
                  10).

           f) On October 20, 1997, the Company entered into a four-year agreement with Mel Simon Management, Inc., the management company of the Simon DeBartolo Group, Inc. The agreement anticipates that the Company's computerized pavilions will be installed in a majority of the more than 200 malls owned and/or managed by Mel Simon Management, Inc.

           g) On February 4, 1998, the Company entered into an agreement with The Rouse Company to place computerized pavilions into malls owned or managed by The Rouse Company. The agreement will expire based upon the lease terms of the individual mall agreements.

           h) On June 15, 1998, the Company entered into a four-year agreement with Wells Park Group Limited Partnership. The agreement anticipates that the Company's computerized pavilions will be installed in a majority of the malls owned and/or managed by The Wells Park Group.

           i) On March 26, 1998, the Company entered into a three-year agreement with Klein Technologies International, LLC ("Klein"). The agreement states that Klein will provide services associated with the ordering, procuring and managing the installation of the cable and communication equipment necessary for the performance of the effort and to manage the availability, performance and reliability of the WAN communications equipment and services associated therewith.

           j) The Company has entered into numerous five-year cooperative advertising purchase agreements with certain malls. These agreements provide that the malls will purchase a minimum amount of advertising totaling $25,000 per month from the Company.

NOTE 8  -         STOCK SPLIT

           a) On July 15, 1997, Smart Aim authorized a five-hundred to one reverse split of all outstanding common shares so that for each five hundred shares issued and outstanding prior to the reverse split the holder of the shares would own one share.

           b) Prior to the acquisition of Smart Aim through the share exchange agreement dated November 14, 1997, the Company effected a two-for-one stock split of its common stock.

                  All share and per share data have been retroactively restated to reflect these stock splits.


                                     - F20 -

                              AIM SMART CORPORATION
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JULY 31, 1998 AND 1997



NOTE 9  -         STOCK OPTION PLAN

                  On November 12, 1997, the Company's Board of Directors approved the 1997 Stock Option Plan (the "Plan") under which incentive and non-qualified stock options to purchase the Company's common stock may be granted to employees, officers, directors, agents, independent contractors and consultants of the company or any successor thereto or of any parent or subsidiary. Under the Plan, incentive (excluding options granted to stockholders with ownership in the company greater than 10%) and non-qualified stock options are exercisable at a price not less than the fair market value of the stock at the date of the grant, as determined by the Plan Administrator. The term of these stock options shall be established by the Plan Administrator and, if not so established, shall be ten years from the date of grant. Incentive stock options (excluding options granted to stockholders with ownership in the company greater than 10%) may not have a term exceeding ten years. The term of incentive stock options granted to stockholders with ownership in the Company greater than 10% shall not exceed five years and the exercise price shall not be less than 110% of the fair market value of the stock at the date of grant. All options vest, as set forth in each option agreement and if not set forth shall be fully exercisable upon grant. As of July 31, 1998, 3,136,686 stock options (giving effect to 523 for 1 exchange) were outstanding.

NOTE 10 -         SUBSEQUENT EVENTS

                  Subsequent to July 31, 1998, the Company issued an additional 7,000,458 shares of common stock for $7,078,876.43.

                  On August 31, 1998, Winslow (See Note 7(e)) filed a suit against the Company claiming an anticipatory breach of contract asking for damages in excess of $560,000. The Company subsequently counter sued for a breach of contract. The Company has reached a tentative settlement requiring the Company to pay $140,000 to Winslow over the course of 12 months. This lawsuit relates to amounts due subsequent to July 31, 1998.

                  On November 25, 1998, the Company entered into an agreement with Cable & Wireless, Inc. to allow the Company to sell Cable & Wireless, Inc. long distance phone service in return for various payments and commissions.

                  On February 16, 1999, the Company's Board of Directors approved the 1999 Stock Award Plan (the "Plan") under which common stock and derivative security awards may be granted to employees, officers, directors, agents, independent contractors and consultants of the company or any successor thereto or of any parent or subsidiary. Awards are not restricted to any specified form or structure and may include, but need not be limited to, sales, bonuses and other transfers of stock, restricted stock, stock options, reload stock options, stock purchase warrants, other rights to acquire stock or securities convertible into or redeemable for stock, stock appreciation rights, phantom stock, dividend equivalents, performance units or performance shares, or any other type of Award which the Board shall determine is consistent with the objectives and limitations of the Plan. As of May 31, 1999, 326,000 stock options were outstanding.


                                     - F21 -

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Our Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Colorado law. Colorado law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for (i) any breach of their duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or with involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit. Such limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or recession.

         Our Certificate of Incorporation and Bylaws provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our Bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our Bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws would permit indemnification.

         We plan to enter into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our Bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of AIM Smart Corporation, arising out of such person's services as a director or executive officer of AIM Smart Corporation, any subsidiary of AIM Smart Corporation or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

         At present, we are not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

         We maintain director and officer liability insurance.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:


Document                                                      EXHIBIT NUMBER
--------                                                      --------------
Registrant's Certificate of Incorporation.....................      3.3
Registrant's Bylaws ..........................................      3.4
Registrant's Form of Indemnification Agreement................     10.4

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table itemizes the expenses incurred by AIM Smart Corporation in connection with the issuance and distribution of the Securities being registered. All the amounts shown are estimates except the Securities and Exchange Commission registration fee and the NASD filing fee.


          Registration fee - Securities and Exchange Commission............... $2,780
          Accounting fees and expenses........................................    *
          Legal fees and expenses (other than blue sky).......................    *
          Blue sky fees and expenses, including legal fees....................    *
          Printing; stock certificates........................................    *
          Transfer agent and registrar fees...................................    *
          Consulting fees ....................................................    *
          Miscellaneous.......................................................    *

                   Total......................................................$   *

          * To be filed by amendment.



ITEM 25.  RECENT SALES OF UNREGISTERED SECURITIES.



  Date        # of Shares       Price per Share       Total Amount        Buyer                        Description*
  ----       -------------     -----------------     --------------      -------                      --------------
  1/4/98        37,849           11.62499987         $  439,994.62     Thomas Kernaghan               Debt conversion
 1/18/98        37,849           11.62499987         $  439,994.62     Thomas Kenaghan                Debt conversion
 1/18/98           258            8.71875969         $    2,249.44     Thomas Kenaghan                Debt conversion
 2/11/98        46,496                  9.75         $  453,336.00     Thomas Kenaghan                Debt conversion
 2/11/98           561           7.312495544         $    4,102.31     Thomas Kenaghan                Debt conversion
 2/12/98        20,000                  7.00         $  140,000.00     Ronald Maxheimer               bought restricted stock
  6/1/98        12,500                  3.60         $   45,000.00     Stanley Gotlieb                bought restricted stock
  6/8/98        12,500                  3.60         $   45,000.00     Eileen & David Raines          bought restricted stock
 6/22/98       250,000                  4.00         $1,000,000.00     Talisman Capital               bought restricted stock
 7/13/98       100,000                  3.60         $  360,000.00     H.T. Ardinger                  bought restricted stock
 7/30/98         6,000                  6.00         $   36,000.00     John R. Smith                  bought restricted stock
 7/31/98       197,500                 20.00++       $3,955,500.00     Cashman & Associates           for services
 11/9/98        82,000                  1.00         $   82,000.00     Federal Ventures, Inc.         bought restricted stock
 11/9/98       500,000                  1.00         $  500,000.00     Federal Ventures, Inc.         bought restricted stock
 11/9/98       118,000                  1.00         $  118,000.00     Federal Ventures, Inc.         bought restricted stock
 11/9/98        50,000                  1.00         $   50,000.00     Federal Ventures, Inc.         for services
11/23/98       700,000                  1.00         $  700,000.00     Pacific Century Holdings       bought restricted stock
12/30/98       700,000                  1.00         $  700,000.00     American Income Partnership    bought restricted stock
12/30/98       700,000                  1.00         $  700,000.00     Proctor Company                bought restricted stock
  1/6/99       700,000                  1.00         $  700,000.00     New Directions Intl.           bought restricted stock
                                                                                                        (issued 5/11/99)
 1/11/99        50,000                  1.00         $   50,000.00     New Directions Intl.           for services
 1/11/99       100,000                  1.00         $  100,000.00     Pacific Century Holdings       for services
 1/11/99       100,000                  1.00         $  100,000.00     David Siegel                   for services
 1/11/99       100,000                  1.00         $  100,000.00     Forward Looking Technologies   for services
 3/10/99       575,000           1.022608696         $  588,000.00     Forward Looking Technologies   to pay back a short term loan
  4/6/99        46,730                  1.07         $   50,001.10     Victor E. Rahhal               bought in a 504 offering
  4/6/99        93,457                  1.07         $   99,998.99     Torrey Pines Securities, Inc.  bought in a 504 offering
  4/6/99       770,998                  1.07         $  824,967.86     Rush & Co                      bought in a 504 offering
  4/6/99        23,364                  1.07         $   24,999.48     Darren Caris                   bought in a 504 offering
 4/12/99     1,304,545                  1.00         $1,304,545.00     Asesoria De Negocios Intl.     bought restricted stock
 4/12/99       286,364                  1.00         $  286,364.00     New Directions Intl.           for services


*Other than the sales made on April 6, 1999, each of these sales was exempt pursuant to Section 4(2) of the Securities Act of 1933 as a transaction not involving a public offering.

ITEM 26.  EXHIBITS.

EXHIBIT
NUMBER     EXHIBIT DESCRIPTION
------     -------------------
3.1        Certificate of Incorporation of Registrant.*
3.4        Bylaws of Registrant.*
4.1        Specimen Stock Certificate of Common Stock of Registrant.*
5.1        Opinion and Consent of Troop Steuber Pasich Reddick & Tobey, LLP.*
10.1       Stock Incentive Plan.*
10.2       Form of Registrant's Stock Option Agreement (Non-Statutory Stock
           Option).*
10.3       Form of Registrant's Stock Option Agreement (Incentive Stock
           Option).*
10.4       Form of Director and Officer Indemnification Agreement.*
10.5       Office Space Lease for Registrant's principal offices.*
10.6       Agreement between Registrant and Cable & Wireless.*
10.7       Agreement between Registrant and Rouse & Company.*
10.8
23.1       Consent of Troop Steuber Pasich Reddick & Tobey, LLP (to be included in its opinion filed as Exhibit 5.1 hereto).*
23.2       Consent of Auditors.
24.1       Power of Attorney (included on signature page).
27.1       Financial Data Schedule.


-------------------------

*        To be filed by Amendment.

ITEM 28.  UNDERTAKINGS.

     (a)  The undersigned Registrant hereby undertakes to
          a. File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:
               i. Include any prospectus required by section 10(a)(3) of the Securities Act;
               ii. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) of the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.
               iii. Include any additional or changed material information on the plan of distribution.
          b. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer of controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes that:

         (1) For the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on June 11, 1999.

                                     AIM SMART CORPORATION


                                     BY:________
                                        ________________
                                        Roland Jonsson
                                        CHIEF EXECUTIVE OFFICER  AND CHIEF
                                          FINANCIAL OFFICER

                                POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints Garry Eberhardt and Baylee Reed, and each of them, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to this Registration Statement and a new Registration Statement filed pursuant to Rule 462(b) of the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.


                    SIGNATURE                                    TITLE                              DATE

                                                    Chief Executive Officer,              June 11, 1999
-----------------------------------------------      Chief Financial Officer,
Roland Jonsson                                       Secretary and Director
                                                     (Principal Financial and
                                                      Accounting Officer)


                                                    Chairman of the Board, Executive      June 11, 1999
-----------------------------------------------     Vice President of Operations and
Garry Eberhardt                                     Chief Operating Officer
